Exhibit 10.8

NDIAN RIVER

PRODUCTION SHARING CONTRACT

BETWEEN

THE REPUBLIC OF CAMEROON

AND

KOSMOS ENERGY CAMEROON HC

ARTICLE 24.	FORCE MAJEURE	39

ARTICLE 25.	CONFIDENTIALITY	40

ARTICLE 26.	JOINT LIABILITY	41

ARTICLE 27.	INTERPRETATION; SETTLEMENT OF DISPUTES	41

ARTICLE 28.	TERMINATION OF THE CONTRACT - RELINQUISHMENT	43

ARTICLE 29.	STABILISATION CLAUSE	45

ARTICLE 30.	NOTICES	46

ARTICLE 31.	CONTRACT DOCUMENTS AND LANGUAGES OF THE CONTRACT	47

ANNEX A	GEOGRAPHIC COORDINATES OF THE CONTRACT AREA

ANNEX B	ACCOUNTING PROCEDURE

ANNEX C	PARTICIPATION AGREEMENT

ANNEX D	LETTER OF GUARANTEE

PREAMBLE

WITNESSETH:

Having regard to Law No. 99/013 of December 22, 1999 instituting the Petroleum Code and its implementing texts, in particular the Petroleum Regulations; and

Whereas, all solid, liquid, or gaseous Hydrocarbons deposits contained in the soil or subsoil of the Territory of Cameroon are and remain the exclusive property of the STATE;

Whereas, the STATE may authorise commercial companies to carry out Petroleum Operations in furtherance of a Production Sharing Contract entered into between themselves and the STATE pursuant to the provisions of the Petroleum Legislation;

Whereas, the CONTRACTOR justifies that it has the technical competence and financial ability required to properly carry out the Petroleum Operations;

Whereas, the CONTRACTOR or its component entity that has been named as Operator is a Petroleum Company and can demonstrate that it has satisfactory experience as an operator (particularly in areas and under conditions similar to those of the Contract Area), and in the field of environmental protection;

Whereas, the CONTRACTOR has been selected to negotiate a Production Sharing Contract with the STATE covering the Ndian River Block, opened to Petroleum Operations, under the provisions of Article 5, paragraph 2 of the Petroleum Regulation;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

This Production Sharing Contract (hereafter referred to as “this Contract”) is hereby made and entered into, pursuant to Law No. 99/013 dated December 22, 1999 instituting the Petroleum Code,

by and between

The Government of the REPUBLIC OF CAMEROON (hereafter referred to as the “STATE”), represented for purposes of this Contract by the Minister of Industry, Mines and Technological Development and by the Executive-General Manager of the National Hydrocarbons Corporation (NHC),

on one hand,

and

the CONTRACTOR, consisting of:

KOSMOS ENERGY CAMEROON HC, a company founded and duly organised under the laws of the Cayman Islands, also acting in its capacity of Operator of the Contract Area, and represented for purposes of this Contract by its President and Chief Executive Officer, Mr. James C. Musselman.

on the other hand,

ARTICLE 1   LEGAL NATURE AND PURPOSE OF THE CONTRACT

1.1                                 This Contract is a Production Sharing Contract within the meaning of Sections 15 and 16 of the Petroleum Code and is governed by the provisions of the Petroleum Legislation.

1.2                                 The purpose of this Contract is the Exploration and Exploitation of Hydrocarbons within the Contract Area.   During the term of this Contract, the Hydrocarbons produced as a result of the Petroleum Operations shall be shared in accordance with the provisions of Articles 13 and 22 of this Contract.

ARTICLE 2   DEFINITIONS

Subject to the provisions of this article, the terms and expressions defined in the Petroleum Code and in the Petroleum Regulation shall have the meaning given to them in those texts.

For purposes of this Contract, the terms and expressions defined in this Article 2 shall have the following meaning:

2.1                                 “AFE” (“Authorisation for Expenditure”): means a document bestowing authority to incur expenditure according to the provisions of Article 10.7 hereunder, and which is prepared by the Operator and signed by the Parties, each of which retains a copy.

2.2                                 “Calendar Year”: means a period of twelve (12) consecutive months, commencing 1 January and ending 31 December, according to the Gregorian calendar.

2.3                                 “Fiscal Year”: means a period of twelve (12) consecutive months, commencing 1 January and ending 31 December, according to the Gregorian calendar.

2.4                                 “Annexes”: means the following documents which are an integral part of this Contract:

Annex A:	Geographic Coordinates of the Contract Area;

Annex B:	Accounting Procedure;

Annex C:	Participation Agreement;

Annex D:	Letter of Guarantee.

2.5                                 “Exploitation Authorisation”: means the Exclusive Exploitation Authorisation for Hydrocarbons granted or renewed for the benefit of the CONTRACTOR in accordance with the provisions of Part III, Chapter III of the Petroleum Code.

2.6                                 “Exploration Authorisation”: means the Exclusive Exploration Authorisation for Hydrocarbons granted and renewed for the benefit of the CONTRACTOR in accordance with the provisions of Part III, Chapter II of the Petroleum Code.

2.7                                 “Domestic Transportation Authorisation”: means the Domestic Transportation Authorisation granted in accordance with Part III, Chapter IV of the Petroleum Code.

2.8                                 “Barrel”: means a quantity or unit of Liquid Hydrocarbons (free of water, mud and other sediments) equal to 158.9074 litres at a temperature of 15.56° Celsius and at atmospheric pressure 1.034 kg/cm2.

2.9                                 “Joint Property”: means personal and real property acquired under joint ownership by the Parties and kept by the CONTRACTOR for the purposes of utilization in connection with the conduct of Petroleum Operations.

2.10                           “Budget”: means the forecast estimate of the cost of a Work Programme.

2.11                           “Petroleum Code”: means Law No. 99/013 of December 22, 1999 constituting the Petroleum Code of the Republic of Cameroon, revised and amended, if applicable.

2.12                           “Operating Committee”: means the committee established pursuant to Article 7 of this Contract.

2.13                           “Joint Account”: means the account opened and related books and records maintained by the Operator for the purpose of recording Petroleum Costs.

2.14                           “CONTRACTOR”: means KOSMOS ENERGY CAMEROON HC and any successor or assignee of the rights and obligations of CONTRACTOR under this Contract, and particularly in accordance with Articles 12 and 23 hereunder.

2.15                           “Contract”: means this Production Sharing Contract and its Annexes that form an integral part hereof, as well as any amendments to this Contract and its Annexes to which the Parties may ultimately agree.

2.16                           “Development Costs”: means Petroleum Costs defined as such in Article 2.3 of the Accounting Procedure.

2.17                           “Exploitation Costs”: means Petroleum Costs defined as such in Article 2.4 of the Accounting Procedure.

2.18                           “Petroleum Costs”: means costs incurred by the CONTRACTOR and by the STATE, if applicable, for the performance of Petroleum Operations pursuant to this Contract and to the Accounting Procedure.

2.19                           “Exploration Costs”: means Petroleum Costs defined as such in Article 2.2 of the Accounting Procedure.

2.20                           “Effective Date”: means the date of signature of this Contract.

2.21                           “Date of Production of the First Tonne of Commercial Hydrocarbons”: means the date on which the first tonne of Hydrocarbons extracted from the first Exploitation Area resulting from the Contract will have been placed in a storage unit with the intention of marketing.

2.22                           “Discovery”: means the confirmed existence of an accumulation of liquid or gaseous Hydrocarbons by a well that has penetrated Hydrocarbons-bearing horizons, the existence of which was heretofore not known. Such Hydrocarbons shall be surface-recoverable and measurable by methods of production testing currently in use in the petroleum industry.

2.23                           “Commercial Discovery”: means a Hydrocarbons Discovery from which the CONTRACTOR believes that the expected proceeds of sale of the CONTRACTOR’s share of production will cover its past and anticipated future Petroleum Costs and allow a net profit and a return on investment which warrants Exploitation.

2.24                           “Convertible Currency”: means any currency other than the CFA Franc which is freely convertible on international exchange markets, acceptable to the Party who requests a payment in convertible currency.

2.25                           “U.S. Dollar”: means the dollar of the United States of America.

2.26                           “STATE”: means the Republic of Cameroon or any government body or unit duly authorised to manage its petroleum interests, and any Cameroonian public authorities empowered by law to make a decision or to take administrative or regulatory action for the purpose of implementing the provisions of the Petroleum Legislation.

2.27                           “Exploitation”: means the activities intended to extract Hydrocarbons for commercial purposes, especially activities of development, production and related activities, such as Abandonment.

2.28                           “Drilling”: means drilling, coring, casing, perforation, logging, development of drilling fluids and mud programs, side-tracking, deepening or reconditioning of any well, including all well testing and appraisals, and if applicable, sealing and abandonment or temporary completion, with a view to final completion or subsequent abandonment. The term “Drilling” does not include the installation of permanent production equipment or pipelines, but it does include the work necessary for the preparation of the wells’ location as well as the mobilisation and demobilisation of the drilling rigs.

2.29                           “Force Majeure”: has the meaning ascribed to it in Article 24 of this Contract.

2.30                           “Natural Gas”: means Hydrocarbons as found in a gaseous state under atmospheric pressure of 1.034 kg/cm2 and at a temperature of 15.56°C including Associated Natural Gas as well as Non-Associated Natural Gas and all its constituent elements.

2.31                           “Hydrocarbons”: means all liquid or gaseous hydrocarbons as found in their natural state, otherwise referred to as Crude Petroleum or Natural Gas, as the case may be, as well as all connected products and substances extracted in association with such hydrocarbons.

2.32                           “Day”: means a period of twenty-four (24) hours beginning at zero hours (00:00) and ending at midnight (24:00).

2.33                           “Petroleum Legislation”: means the Petroleum Code and the Petroleum Regulation, as well as other legislative and regulatory texts in force, that govern Petroleum Operations in Cameroon.

2.34                           “LIBOR”: means the rate of interest known as the “London Interbank Offered Rate” on three (3) month U.S. Dollar deposits as quoted at 11:00 a.m. in London, United Kingdom, by the National Westminster Bank or by any other bank as agreed by the Parties, on the first banking Day of the month for which the interest payment is due and the bank is open.

2.35                           “Operator”: means the entity, a component of the CONTRACTOR, responsible for the conduct and performance of Petroleum Operations as defined in Article 8 of this Contract.

2.36                           “Petroleum Operations”: means all the activities of Exploration, Exploitation and transportation of Hydrocarbons referred to in this Contract, including storage and processing, especially the processing of Natural Gas, as well as the activities of loading or delivery of Hydrocarbons up to the Delivery Point, excluding activities of refining, stocking and distribution of petroleum products.

2.37                           “Participating Interest” has the meaning given to it in the Participation Agreement attached as Annex C hereto.

2.38                           “Party”: means, respectively, the STATE or the CONTRACTOR. “Parties”: means the STATE and the CONTRACTOR.

2.39                           “Contract Area”: means the area defined in Article 3 of this Contract.

2.40                           “Appraisal Area”: means the area that is to be the subject of an appraisal study following a Discovery, in accordance with the provisions of Article 11.2 of this Contract.

2.41                           “Exploitation Area”: means all or part of the Contract Area covered by an Exploitation Authorisation.

2.42                           “Exploration Area”: means all or part of the Contract Area covered by an Exploration Authorisation.

2.43                           “Development Period”: means, for any Exploitation Area, the period of the Development and Exploitation Phase beginning on the date of granting of an Exploitation Authorisation and ending on the Date of Production of the First Tonne of Commercial Hydrocarbons.

2.44                           “Production Period”: means, for any Exploitation Area, the period of the Development and Exploitation Phase beginning on the Date of Production of the First Tonne of Commercial Hydrocarbons and ending upon the expiration of the Exploitation Authorisation.

2.45                           “Crude Petroleum”: means, Hydrocarbons as found in a liquid state under atmospheric pressure of 1.034 kg/cm2 (14.7 psia) and at a temperature of 15.56°C, including condensates.

2.46                           “Development and Exploitation Phase”: means the phase covered by an Exploitation Authorisation and determined in accordance with the provisions of Article 4.2 of this Contract.

2.47                           “Exploration Phase”: means the phase covered by an Exploration Authorisation and determined in accordance with the provisions of Article 4.1 of this Contract.

2.48                           “Delivery Point”: means the FOB connection point in the Territory of Cameroon between the loading facilities and the ship, as defined in a development plan, or any other point of transfer adopted by mutual agreement of the Parties.

2.49                           “Accounting Procedure”: means the accounting procedure that appears in Annex B to this Contract.

2.50                           “Available Production”: means the quantities of Hydrocarbons produced from the Contract Area, less those quantities utilised for the Petroleum Operations, flared or reinjected.

2.51                           “Reimbursement Oil” or “Reimbursement Gas”: (commonly known in the industry as “cost oil” or “cost gas”) means the portion of the Available Production applied to reimbursement of Petroleum Costs pursuant to the provisions of Article 13 or Article 22 of this Contract as applicable.

2.52                           “Compensation Oil” or “Compensation Gas” (commonly known in the industry as “profit oil” or “profit gas”): means the remainder of the Available Production, after deducting Reimbursement Oil and/or Reimbursement Gas, which is shared between the STATE and the CONTRACTOR pursuant to the provisions of Article 13 or Article 22 of this Contract as applicable.

2.53                           “Work Programme”: means a plan or written report detailing the specific Petroleum Operations defined in Article 10 of this Contract which are to be carried out by the CONTRACTOR.

2.54                           “Exploration”: means the detailed prospection activities, including but not limited to geological and geophysical studies and surveys, as well as Drilling intended to discover economically exploitable Hydrocarbons deposits, including activities of appraisal and delineation of a Hydrocarbons Discovery thought to be commercial.

2.55                           “Petroleum Regulation”: means Decree No. 2000/465 of June 30, 2000, as revised and amended, if applicable, setting forth the terms of application for Law No. 99/013 of December 22, 1999 constituting the Petroleum Code.

2.56                           “Affiliate”: means a legal entity or entities that controls or is controlled by one of the components of the CONTRACTOR or by a legal entity controlling or controlled by a legal entity that controls one of such components. “Control” means the direct or indirect ownership of the majority of shares with voting rights.

2.57                           “Sub-Contractor”: means the third parties who undertake Petroleum Operations or provide services or goods for the Petroleum Operations on behalf of the CONTRACTOR.

2.58                           “Quarter”: means a period of three (3) consecutive months in accordance with the Gregorian calendar, beginning on the first day of January, April, July and October.

ARTICLE 3   CONTRACT AREA

3.1                                The initial Contract Area on the Effective Date includes the block named Ndian River covering a total surface area of approximately two thousand five hundred and ten square kilometers (2510 km2), as defined by the geographic coordinates shown in Annex A of this Contract. A map showing the boundaries of the Contract Area is shown in Annex A for illustration purposes.

3.2                                The total surface area of the Contract Area shall be reduced in accordance with the terms set forth in Article 5 of this Contract, it being understood that, solely for purposes of calculating the reductions foreseen in Article 5, the Contract Area shall be determined by deducting the surface areas covered by any Exclusive Exploitation Authorisation(s).

ARTICLE 4   TERM OF THE CONTRACT

This Contract is entered into for the term of the Exploration Phase and, in the event of Commercial Discovery (ies), for the Development and Exploitation Phase(s) which may derive therefrom, as same are defined in this article.

4.1                               Exploration Phase

4.1.1                        The initial period of the Exploration Phase shall be three (3) years starting from the Effective Date. In accordance with the 2nd paragraph of Section 28 (1) of the Petroleum Code, signature of this Contract constitutes the grant of an Exploration Authorisation.

4.1 2                        The initial period of the Exploration Phase shall be renewed, at the request of the CONTRACTOR, for two (2) additional periods of two (2) years each. In such case, the renewal is granted to the CONTRACTOR in accordance with the terms provided in Section 28 of the Petroleum Code and Articles 21 and 22 of the Petroleum Regulation, and cannot be refused if the conditions required of the CONTRACTOR by these provisions have been fully satisfied.

4.1.3                         Pursuant to Section 28, paragraph 5 of the Petroleum Code, the term of the Exploration Phase, over and above the renewals provided for in Article 4.1.2 above and subject to any extension in the event of Force Majeure pursuant to Article 24.5 hereafter, shall be extended:

(i)                                     for an additional period of time that the Minister in charge of hydrocarbons deems necessary for the CONTRACTOR to complete the current Exploration Drilling, or of the appraisal and delineation of a Discovery, with the granted extension not being less than six (6) months and not exceeding one (1) year. The one (1) year limitation herein may be extended if the Minister in charge of hydrocarbons deems such extension necessary to complete an ongoing appraisal program.

(ii)                                  in the event of a Discovery of Non-Associated Natural Gas, for a term equal to two (2) years, renewable for an equivalent period by the STATE if the CONTRACTOR establishes that an additional extension is necessary for it to find commercial outlets sufficient for a profitable exploitation of the reservoir and to complete ongoing negotiations with the STATE on the special terms for development and Exploitation of Natural Gas according to the provisions set forth in Article 22.3.1 of this Contract.

4.2                               Development and Exploitation Phase:

4.2.1                        The initial period of the Development and Exploitation Phase is twenty (20) years for Crude Petroleum, starting from the date of granting of the Exploitation Authorisation.

4.2.2                        The initial period of the Development and Exploitation Phase referred to in Article 4.2.1 above may be renewed one time for an additional period often (10) years, pursuant to the Petroleum Legislation. The renewal shall be granted if the CONTRACTOR has fulfilled its obligations for such initial period and can demonstrate the possibility of continuing commercial Hydrocarbons production beyond the current validity period.

4.2.3                        In the event of Discovery and Exploitation of Non-Associated Natural Gas, the term of the initial period of the Development and Exploitation Phase shall be twenty-five (25) years. This period can be renewed one time for an additional term often (10) years pursuant to the provisions of Section 38 (2) of the Petroleum Code.

ARTICLE 5   SUCCESSIVE RELINQUISHMENTS OF THE CONTRACT AREA

5.1                                 At the end of the initial period of the Exploration Phase referred to in Article 4.1.1 above, the CONTRACTOR shall relinquish thirty percent (30%) of the Contract Area determined in accordance with Article 3.2 above.

5.2                                 At the end of the first renewal period of the Exploration Phase referred to in Article 4.1.2 above, the CONTRACTOR shall relinquish twenty percent (20%) of the Contract Area determined in accordance with Article 3.2 above.

5.3                                 At the end of the second renewal period of the Exploration Phase referred to in Article 4.1.2 above or at the end of the supplementary period referred to in Article 4.1.3 above, whichever is later, the CONTRACTOR shall proceed with the relinquishment of the entire Contract Area, excluding any portion for which an Exploitation Authorisation has been granted or applied for.

5.4                                 The shape and size of the parcels relinquished pursuant to this Article 5 shall, to the extent reasonably possible, be of simple configuration and of a size sufficient to allow the granting of a new petroleum contract.

ARTICLE 6   MINIMUM WORK PROGRAMME

During the Exploration Phase, the CONTRACTOR undertakes the performance of the following minimum Work Programme, it being understood that the work obligations take precedence over expenditure of the estimated amounts:

6.1                                 During the initial period of the Exploration Phase of three (3) years:

(a)          An aeromagnetic & gravity survey of approximately three thousand five hundred (3500) line kilometers across the Ndian River Block to aid identification of possible volcanics, basement fabrics and trapping geometries. This will reduce reservoir risk associated with high amplitude reflectors in deep prospects.

(b)         Geological field work to recover samples of oil seeps and conduct geochemistry studies so as to reduce the gas risk in the Ndian River block.

(c)          Selective purchase or reprocessing of existing 2D seismic data within or adjacent to the block to enhance interpretation and thereby reduce risk on structural/ stratigraphic model.

(d)         Integrated interpretation of the complete geological and geophysical dataset into an exploration model for the Eastern Rio del Rey basin, as a basis for seismic acquisition in Phase 2.

(e)          Seismic acquisition and processing of up to four hundred (400) line kilometers of 2D seismic data subject to a maximum expenditure of five million five hundred thousand U.S. Dollars (US$5,500,000).

Total cost of the above mentioned work is estimated at five million nine hundred thousand U.S. Dollars (US$5,900,000).

6.2                                 During the first renewal period of the Exploration Phase of two (2) years:

(a)          One (1) Exploration well to be drilled in the Contract Area targeting the late Cretaceous or Miocene age reservoirs.

Total cost of the above mentioned work is estimated at six million U.S. Dollars (US$6,000,000).

6.3                                During the second renewal period of the Exploration Phase of two (2) years:

a)              One (1) Exploration well to be drilled in the Contract Area targeting the late Cretaceous or Miocene age reservoirs.

Total cost of the above mentioned work is estimated at six million U.S. Dollars (US$ 6,000,000).

6.4                                At the beginning of the initial period of the Exploration Phase and thereafter at the beginning of each additional period, the CONTRACTOR shall furnish to the Operating Committee a bank guarantee consistent with that in Annex D of this Contract, for an initial amount equal to the estimated cost of the minimum Work Program to be completed during such period in accordance with Articles 6.1, 6.2 and 6.3 of this Contract. The STATE may call such guarantee in the event of non-performance of the minimum Work Program which it covers, and such guaranty shall be reduced or terminated, all in accordance with the terms specified in said guarantee.

6.5                                The CONTRACTOR may interrupt a Drilling which has not reached the depth and/or deepest geologic objective envisioned by the corresponding minimum Work Programme if the CONTRACTOR has encountered petroleum bearing strata, which, according to the CONTRACTOR, constitute a Discovery. In such case, the well drilled shall nonetheless be considered an Exploration well within the framework of the corresponding minimum Work Programme.

6.6                                The CONTRACTOR may suspend a Drilling that has not reached the depth or the deepest geologic objective envisioned by the corresponding Work Programme if it has encountered technical Drilling difficulties which in the CONTRACTOR’S opinion, and based on generally accepted practices in the international petroleum industry, justify the suspension. In such case, the Operating Committee shall either deem the CONTRACTOR to have fulfilled the work obligations concerning the well in question, or it shall define an adequate and reasonable substitute work obligation. Any dispute arising from this article which cannot be resolved between the Parties shall be resolved by expert as provided in Article 27.2.

6.7                                All work carried out by the CONTRACTOR beyond the minimum Work Programme provided for in any period of the Exploration Phase shall be credited to the minimum Work Programme for the following period of the Exploration Phase.

6.8                                If the minimum Work Programme for any period of the ongoing Exploration Phase has been performed during the preceding period of the Exploration Phase, the CONTRACTOR shall nevertheless undertake to carry out in the Exploration Area, during such ongoing period, work that may consist of geophysical or geological work as determined by the CONTRACTOR with the objective to farther define the prospectivity of the Exploration Area.

6.9                                The estimated expenditure amounts set forth in Articles 6.1, 6.2 and 6.3 above are expressed in constant U.S. Dollars for the month of the Effective Date, and shall be revised at the end of each Calendar Year starting from the Effective Date, in order to reflect the actual value of the estimated expenditure amounts for purposes of Article 6.9.1 hereafter, in accordance with the method set forth in Article 6.9.2 below:

6 9.1                                                                        At the end of each Calendar Year, starting from the Effective Date, the Exploration Costs actually incurred by the CONTRACTOR during such Calendar Year shall be deducted from the total amount of the CONTRACTOR’S estimated expenditure amounts for purposes of Article 6.9.2 hereafter for the current period of the Exploration Phase.

6.9.2                                                                      The amount remaining after the deduction referred to in Article 6.10.1 above shall be revised each Calendar Year by multiplying it by the factor:

In / Inl

Where:

“In”: is the inflation index shown in the monthly index of “US Consumer Prices”, revised quarterly, as it appears in the publication “International Financial Statistics” of the International Monetary Fund for the month in the Calendar Year during which the adjustment is made, corresponding to the month of the Effective Date;

“In1”: is inflation index shown in the monthly index of “US Consumer Prices”, revised quarterly, as it appears in the publication “International Financial Statistics” of the International Monetary Fund for the month of the Calendar Year, corresponding to the month of the Effective Date, preceding the Calendar Year during which the adjustment in question is made.

6.10                          It is understood that the monetary value of the work referred to in Articles 6.1, 6.2 and 6.3 above are shown in this Contract for reference purposes only and solely for determining the indemnity due pursuant to Section 30 of the Petroleum Code. It does not constitute a minimum expenditure obligation, the CONTRACTOR’S obligation being defined only in the work obligations of the minimum Work Programme set forth in said articles.

ARTICLE 7   OPERATING COMMITTEE

7.1                                The Operating Committee shall be responsible for the supervision of the Petroleum Operations. The STATE and the CONTRACTOR shall each appoint one (1) full member and one (1) substitute member to the Operating Committee. The substitute members may not vote except in the absence of the full member. Within forty-five (45) Days of the Effective Date, the STATE and the CONTRACTOR shall each notify to the other Party the name of its full member and the substitute member it has appointed to the Operating Committee. Any Party’s full member or substitute member may be replaced by said Party after having notified the other Party accordingly. Each Party may bring to the Operating Committee meetings advisors or experts whose presence it considers desirable and which in any event shall be limited to five (5), unless the Parties agree beforehand on another number. Each full member, or, in the absence of a full member, its substitute member, shall be deemed duly authorised to represent and to bind the Party appointing him on any subject which is within the jurisdiction of the Operating Committee.

Each entity comprising the CONTRACTOR may send an observer, who shall not have voting rights, to the meetings of the Operating Committee.

7.1.1                        The CONTRACTOR shall be responsible for the drafting of the minutes of the meeting, including a record of the decisions made in the meeting, which shall be submitted to the Parties for approval at the end of the meeting. The minutes shall be submitted to the Parties for their comments and approval within fifteen (15) days following the holding of the Operating Committee meeting.

7.1.2                        The Operating Committee shall meet at the request of a Party, but in any event, at least every six (6) months, by notification containing the desired agenda, the date, time and place of the planned meeting, sent by one Party to the other Party with at least fifteen (15) Days’ prior written notice before the expected date of the meeting. Each Party shall have the right to add topics to the agenda by notifying the other Party at least seven (7) Days prior to the expected date of the meeting. No decision may be made at a meeting on a subject matter that was not written into the agenda for such meeting, unless all Parties shall otherwise unanimously agree thereto. The CONTRACTOR shall prepare all documents necessary to review the items on the agenda.

7.1.3                        Each Party shall have one (1) vote on the Operating Committee. The Operating Committee may not validly deliberate unless each of the Parties is represented by a full member or by its substitute member. In the event that a member representing each Party is not present at the time of a meeting of the Operating Committee, the meeting of the Operating Committee shall be postponed to a date set within the next eight (8) Days. The representative who was present must notify the Parties of the new meeting date as well as the time and place where it will be held.

7.1.4                        The Operating Committee shall be free, if necessary, to engage experts from time to time in order to carry out special tasks.

7.1.5                        Notwithstanding the requirements in Article 7.1.2 above, in the event that a decision that falls within the jurisdiction of the Operating Committee is required while there is a rig standing by or for any other event that requires an immediate response or in which case delay results in significant expense, the Operating Committee may conduct its meeting and execute its vote by fax or email.

7.2                                 Subject to the provisions of Article 7.3 below, the Operating Committee:

7.2.1                        Shall approve all Work Programmes and corresponding Budgets and all amendments that may be made thereto, and shall make certain that the insurance coverage of the Parties is consistent with generally accepted practices in the international petroleum industry and adequate with regard to risks incurred;

7.2.2                        Shall approve the methods and procedures established by the Operator to be followed for the efficient conduct of the Petroleum Operations;

7.2.3                        Shall have the right, and following the giving of reasonable prior written notice, to access the administrative offices and the work sites of the Petroleum Operations. Such visits, for which the dates and agenda are set by agreement with the Operator, which agreement cannot be withheld without valid reason, must not hamper the normal and safe conduct of

Petroleum Operations and shall in any event be at the sole risk and expense of the represented Party(ies).

7.3                                 Subject to the provisions of this Article 7, all decisions of the Operating Committee shall be unanimous and shall bind the STATE and the CONTRACTOR.

7.3.1                      If unanimity cannot be reached, the Operating Committee shall reconvene within fifteen (15) Days in order to settle the unresolved issue.  This period may be shortened in case of an emergency.

7.3.2                      Notwithstanding the foregoing, the decisions of the Operating Committee shall not require unanimity in the following cases:

(i)                          The STATE shall not have the right to veto decisions or withhold approval pertaining to the Petroleum Operations conducted by the CONTRACTOR pertaining to an Exploration Authorisation, provided that the proposals are not considered to be contrary to current practices and operations in the international petroleum industry;

(ii)                      Any decision pertaining to applications for granting, renewal or relinquishment of Exploration Authorisations, Exploitation Authorisations and Domestic Transportation Authorisations shall be made solely by the CONTRACTOR;

(iii)                   The decision to appraise and/or develop a Discovery shall be the CONTRACTOR’S decision alone;

(iv)                  if unanimity cannot be reached on the adoption of the development and production plan and its corresponding Budget, the CONTRACTOR’S proposals shall be deemed to have been duly approved by the Operating Committee, subject to any Party’s right of recourse, at its own expense, to expertise pursuant to the provisions of Article 27.2 hereafter if the said Party believes that adjustments should be made to the development and production plan on matters pertaining to the environment, security, costs, planning or ultimate recovery or that the plan in question is not consistent with the current generally accepted practices in the international petroleum industry. In such case, and unless the Parties agree otherwise, the development and production plan and its corresponding Budget shall be made to conform to the expert’s conclusions and be deemed approved by the Parties. The expert’s expenses shall be considered Petroleum Costs.

ARTICLE 8   RIGHTS AND OBLIGATIONS OF THE CONTRACTOR

8.1                                 The CONTRACTOR is responsible for the conduct and performance of the Petroleum Operations in the Contract Area during the term of the Contract, pursuant to the Work Programmes and corresponding Budgets approved by the Operating Committee, the provisions of this Contract and of the Petroleum Legislation, as well as the generally accepted practices of the international petroleum industry.

8.2                                The rights and obligations of the CONTRACTOR include the following, without limitation:

8.2.1                        The preparation and submission of the Work Programmes and corresponding Budgets, for the purpose of enabling the Operating Committee to make its decisions, including any revisions or amendments which may be made to same.

8.2.2                        The obligation to supply the STATE, as soon as possible, with information, documentation and data pertaining to the Petroleum Operations, except for technical usage deriving from the CONTRACTOR’S proprietary know-how. Concerning cores and other data acquired within the framework of the Petroleum Operations and which cannot be duplicated, said data shall be conserved by the CONTRACTOR, available to be consulted by the STATE and furnished to the STATE when it is no longer useful for the conduct of the Petroleum Operations and at the latest before the expiry date of the Contract.

8.2.3                        The right, during the term of this Contract, to dispose of and to freely export, without having to post bond or a guarantee, its share of Hydrocarbons as provided for in Articles 13 and 22 of this Contract. The CONTRACTOR shall be required to fulfill all administrative formalities required by the current Petroleum Legislation for the purposes of such disposal and export.

8.2.4                        Application for and obtaining, within the framework of the current legislation, all rights governing the utilisation of radio frequencies and other means of communication, all movements of aircraft, land vehicles or small craft, landing fields, routes, housing for personnel, warehouses, equipment for reception of freight, loading platforms and any other equipment which the CONTRACTOR may need in order to carry out the Petroleum Operations.

8.2.5                        The right to freely utilise, for the conduct and performance of the Petroleum Operations, its personnel and the products and services of its Affiliates, regardless of location. The utilisation of such personnel and the products and services of its Affiliates should be at rates that conform to general rates charged by Petroleum Operators of international reputation working for petroleum operations in conditions similar to those in the Gulf of Guinea region of West Africa.

8.3                                 The CONTRACTOR is required to:

8.3.1                        Complete the minimum Work Programme in accordance with the terms of Article 6 of this Contract;

8.3.2                        Comply with the decisions of the Operating Committee;

8.3.3                        Pay all invoices related to Petroleum Operations on a timely basis;

8.3.4                        Acquire all permits, permissions, approvals, and easements for access or occupancy that may be necessary in order to carry out the Petroleum Operations under the provisions of the Petroleum Legislation;

8.3.5                        Be responsible for the safekeeping of all Joint Property; and

8.3.6                       Pay to whom owed any taxes, fees and other miscellaneous payments provided for in this Contract and by current Petroleum Legislation.

8.4                               Without prejudice to the provisions of the Petroleum Legislation, particularly those of Title XIX of the Petroleum. Regulation pertaining to insurance, the CONTRACTOR shall address any claim or litigation arising from the Petroleum Operations, other than claims and litigation which may arise between the Parties (including between those entities constituting the CONTRACTOR), and may settle or resolve any well founded claim or dispute which involves an amount not exceeding one hundred thousand U.S. Dollars (US$100,000), lawyers’ fees not included, without referring the matter to the Operating Committee. The CONTRACTOR shall obtain the prior consent of the Operating Committee for the settlement of any dispute which involves an amount greater than one hundred thousand U.S. Dollars (US$100,000).

If a dispute should arise between the STATE and a third party in relation to the Petroleum Operations, or which impact upon same, the STATE shall promptly notify the CONTRACTOR in writing. The CONTRACTOR shall either defend against the claims of the third person or settle same, pursuant to the instructions which it will have received from the Operating Committee, it being understood that during the Development and Exploitation Phase, the amount of the damages and legal expenses connected thereto shall be chargeable to the Joint Account.

8.5                                In the event services or goods are provided to the Petroleum Operations by a third party other than the Operator or its Affiliates, the forecast cost or estimate of which exceeds four hundred thousand U.S. Dollars (US$400,000) during the Exploration Phase or five hundred thousand U.S. Dollars (US$500,000) during the Development and Exploitation Phase, or if the cost exceeds any amount set by the Operating Committee, the Operator shall, except for valid reasons, proceed with a call for bids.

8.6                                The Contractor shall bear all the direct or indirect consequences of civil liability it incurs due to any damages caused to third parties by it in the conduct of Petroleum Operations. As such it shall indemnify, defend and hold the STATE harmless against all third party claims.

The CONTRACTOR shall bear the consequences of any damage caused to the STATE arising directly from the partial or total non-performance of its contractual obligations pursuant to this Contract, except for any damages not arising directly from such non-performance. The CONTRACTOR shall not be liable towards the STATE for damage to the environment that may have existed in the Contract Area prior to the Effective Date, or any indirect losses or for any losses caused wholly or partly by any act or omission of the STATE, regional or local government entities.

ARTICLE 9   RIGHTS AND OBLIGATIONS OF THE STATE

9.1                               Rights of the STATE:

The STATE is entitled to require that the CONTRACTOR fulfill its obligations under this Contract.  If the STATE determines that the CONTRACTOR is in breach of the provisions identified in Article 28.1 or of its obligations as identified in Article 49 of the Petroleum Regulation, the STATE shall provide it written notice specifying the noted performance failures in. the Petroleum Operations according to the provisions set forth in, mutatis mutandis, Articles 28.1, 28.2, 28.3 and 28.4 hereafter.

Pursuant to Article 50 of the Petroleum Regulation, if such formal notice is not responded to, the STATE may carry out the work that is necessary in order to fulfill the obligations identified in Article 49 of the Petroleum Regulation, at the expense of and for the account of the CONTRACTOR.

9.2                               Obligations of the STATE:

9.2.1                        The STATE shall take any steps necessary intended to facilitate the activities of CONTRACTOR and its Sub-contractors. At the request of either, such assistance applies to the following matters, without limitation:

9.2.1.1                                       obtaining authorisations for the utilisation and installation of the means of transportation and communication, in particular the Domestic Transportation Authorisation;

9.2.1.2                                       obtaining required authorisations in customs and import-export matters;

9.2.1.3                                       obtaining for the expatriate personnel working in Cameroon and for members of their families, visas, work permits or residence cards and any other administrative authorisations which may be necessary in order to carry out this Contract;

9.2.1.4                                       obtaining required authorisations for transmitting abroad, if applicable, documents, data or samples for purposes of analysis or processing as required for the Petroleum Operations;

9.2.1.5                                       relations with the administration and local authorities;

9.2.1.6                                       obtaining, as part of its completed application including documents and items required by legislation and regulations in force, approvals which are necessary for the conduct of Petroleum Operations;

9.2.1.7                                       any other subject which lends itself to assistance by the STATE, particularly in the areas of public safety and order, within the framework of the current legislation and regulations; and

9.2.1.8                                       access to and use of land required for Petroleum Operations in accordance with Part IV of the Petroleum Code and Title VIII of the Petroleum Regulation.

9.2.2                        The STATE guarantees to the CONTRACTOR, to each entity comprising the CONTRACTOR and to assignees of the CONTRACTOR:

9.2.2.1                                       The stability of the economic and tax regime of the Petroleum Operations within the conditions set forth under Article 29 of this Contract;

9.2.2.2                                       Non-discrimination towards them in the application of legislative or regulatory provisions as compared to any other commercial company carrying out petroleum operations in the Territory of Cameroon under the conditions set forth in Article 29 of this Contract.

9.2.2.3                                       Free choice of their contractors, suppliers and service providers, subject to the provisions of Articles 8.5 above and 18 hereafter.

ARTICLE 10   WORK PROGRAMMES AND BUDGETS

10.1                         Within three (3) months following the Effective Date, the CONTRACTOR shall submit to the Operating Committee the appropriate Work Programme and Budget for the portion of the Calendar Year not yet elapsed.

10.2                         Prior to 30 September of each Calendar Year, the CONTRACTOR shall submit for review to the Parties a proposed Work Programme and corresponding Budget for the following Calendar Year.

The Parties shall notify the CONTRACTOR before the 1st of November of each Calendar Year, either their agreement or their reservations and any modifications and supplements which they would like to have adopted, all of which shall be supported by detailed documentation.

10.3                         The CONTRACTOR shall submit to the Operating Committee, prior to 30 November of each Calendar Year, the Work Programme for the following Calendar Year. After review, revision and supplement, if applicable, the final Work Programme and corresponding Budget shall be adopted by the Operating Committee pursuant to Article 7 of this Contract, and not later than 15 December, or by any other date agreed to by the Parties.

10.4                         The Work Programme and corresponding Budget transmitted to the Operating Committee shall include a technical and financial description of each type of Petroleum Operation as well as the schedule for the work.

The Work Programme and corresponding Budget may include, as applicable and without limitation:

10.4.1 Exploration Phase:

•                  geological, geophysical and/or geochemical studies;

•                  surface geology;

•                  seismic, gravimetric or magnetometric acquisition work;

•                  processing and reprocessing of seismic data as well as its subsequent interpretation;

•                  planned laboratory analyses;

•                  the Drilling operations planned (by number of wells, rig months, metres drilled and cost);

•                  necessary logistical support (by cost);

•                  professional training programme for Cameroonian nationals other than those employed by the CONTRACTOR;

•                  other.

10.4.2                 Development and Exploitation Phase

10.4.2.1                               Development Period:

•                  studies preliminary to the Development project:

•                  planned Drilling;

•                  necessary plant and equipment;

•                  dimensions of structures and other necessary facilities;

•                  proposed professional training programme;

10.4.2.2                                     Production Period:

•                  studies;

•                  well completions and reconditioning of development wells;

•                  production infrastructures;

•                  production equipment;

•                  maintenance work, painting work, other;

•                  proposed professional training programme;

•                  the estimated date for submission of the Abandonment Plan or, if applicable, the updated Abandonment Plan;

The Budget shall be broken down for each Petroleum Operation in accordance with this Article 10.4 and consistent with the Accounting Procedure.

10.5                           The Budget shall be expressed in U.S. Dollars.

10.6                           The documentation which shall be submitted to the Operating Committee for detailed review of the Budget shall include, as applicable:

10.6.1                  A detailed statement of Petroleum Operations to be carried out during the period under consideration as well as corresponding investments;

10.6.2                  A detailed statement of Exploitation Costs;

10.6.3                  A forecast production statement;

10.6.4                  A summary of the above-mentioned statements;

10.6.5                  All maps, blueprints and technical reports supporting the planned Work Program.

These statements shall be annotated and shall highlight the principal assumptions made.

10.7                           In performance of the resolutions and decisions of the Operation Committee, the CONTRACTOR shall submit to the Parties, for prior approval, an AFE for each budget item pertaining to (i) any Development Cost and (ii) Exploitation Costs for large maintenance projects, surface facilities and wells, which necessitate a capital expenditure in the approved Work Program and corresponding Budget which exceeds five hundred thousand U.S. Dollars (US$500,000).

10.8                         When necessary in order to finish an operation that was included in the approved Work Programme, the CONTRACTOR may exceed the budgeted amount in question.

The CONTRACTOR shall promptly inform the Parties of such excess, and furnish all necessary explanations and supporting documentation. When the excess is greater than ten percent (10%), the CONTRACTOR shall inform the Parties of such excess and, subject to the preceding paragraph, obtain their prior approval while providing all necessary explanations and supporting documentation.

10.9                         In the event of a change in circumstances necessitating that changes be made to an annual Work Programme and corresponding Budget, the CONTRACTOR may make necessary revisions, provided that:

10.9.1                Regarding revisions to a Work Programme and corresponding Budget during the Exploration Phase:

•                  the revisions may not exceed ten percent (10%) or one hundred thousand U.S. Dollars (US$100,000), whichever is greater, of the Budget item to which they relate within the context of the approved Budget, and the total of such revisions do not exceed five percent (5%) of the total amount of the approved Budget;

•                  such revisions shall be consistent with the obligations of the CONTRACTOR referred to in Article 6 of this Contract and with the general objective set forth in such Work Programme and Budget.

10.9.2                Regarding modifications to a Work Programme and corresponding Budget during the Exploitation Phase:

•                  the revisions do not exceed seven point five percent (7.5%) or two hundred thousand U.S. Dollars (US$200,000), whichever is greater, of the Budget item to which they relate within the context of the approved Budget, and that the total of such revisions do not exceed two point five percent (2.5%) of the total amount of the approved Budget;

•                  such revisions shall be consistent with the provisions of this Contract and with the general objective set forth in said Work Programme and Budget.

10.9.3                Beyond these limits, any other revision shall receive the approval of the Operating Committee before it may be implemented.

10.9.4                The limits imposed by this article may be revised by a decision of the Operating Committee.

10.10                     Notwithstanding anything contained in this Article, in the event of an emergency, the CONTRACTOR may incur expenses and take immediate measures that it judges necessary in order to protect persons or property and to prevent pollution. The CONTRACTOR shall inform the Parties of such an expense within forty-eight (48) hours of the emergency event.

ARTICLE 11   APPRAISAL OF A DISCOVERY; COMMERCIAL DISCOVERY

11.1                           As soon as a Discovery is confirmed, the CONTRACTOR shall so notify the Parties as soon as possible and not later than fifteen (15) days following the Discovery. Within sixty (60) Days following the confirmation of its existence, the CONTRACTOR shall submit to the Operating Committee a report concerning the Discovery that shall contain all available details.

11.2                           Not later than six (6) months following the notification of the Discovery and if the CONTRACTOR considers that the Discovery qualifies for appraisal, the CONTRACTOR shall submit to the Operating Committee an appraisal Work Programme and corresponding Budget for the purpose of evaluating as soon as reasonably possible whether the Discovery in question constitutes a Commercial Discovery.

Such appraisal Work Programme shall include an indication of the location of the Discovery, its type and the designation of the Appraisal Area, as well as an estimate of the possible recoverable reserves.

The appraisal Work Programme shall also include all appraisals, tests and Drilling to be conducted in the Appraisal Area as well as the preparation of all economic and technical studies connected with the recovery, processing and transportation of the Hydrocarbons from the Appraisal Area. Unless there is express written consent from the Operating Committee, the term of such appraisal Work Programme shall not exceed the remaining portion of the Exploration Phase as defined in this Contract, without prejudice to the provisions of Article 4.1.3 above.

The performance of the obligations under an appraisal Work Programme and corresponding Budget shall not relieve the CONTRACTOR of any of its work obligations for the Exploration Phase as defined in Article 6 of this Contract.

11.3                           If the STATE does not request in writing amendments to the appraisal Work Programme and corresponding Budget for the Appraisal Area within thirty (30) Days following receipt of such programme, it shall be deemed to have been approved and adopted by the Operating Committee.

If the STATE submits in writing a request for amendments to be made to the appraisal Work Programme and corresponding Budget for the Appraisal Area, such amendments shall be consistent with the practices in current use in the international petroleum industry. The Operating Committee shall meet within fifteen (15) Days following the request for amendments to study the requested amendments to the appraisal Work Programme and corresponding Budget, and, if agreed, the amended Work Programme and corresponding Budget shall be approved and adopted by the Operating Committee in accordance with the provisions of Article 7.3 above. If the CONTRACTOR does not respond to the request for amendments submitted by the STATE within thirty (30) Days after receipt, the proposed amendments shall be deemed to have been accepted and shall be incorporated into the appraisal Work Program and corresponding Budget.

If the CONTRACTOR disagrees with the amendment request submitted by the STATE, the Parties shall have one hundred and twenty (120) Days after the request for amendments by the STATE to agree to the Work Programme and Budget proposed by CONTRACTOR. Failing agreement within such time period, the CONTRACTOR’s proposal shall be deemed accepted, subject to the STATE submitting the dispute for settlement by an expert pursuant to Article 27.2 hereafter.

11.4                        After the adoption of the appraisal Work Programme and the corresponding Budget, the CONTRACTOR shall diligently pursue its appraisal of the Discovery until it determines whether or not the Discovery is a Commercial Discovery.

Within thirty (30) Days following the completion of the appraisal work and in any event, subject to Article 11.2 above, prior to the expiration of the Exploration Phase, the CONTRACTOR shall submit to the Operating Committee for approval the Discovery report and plan of development and production referred to in Article 27 of the Petroleum Regulation.

11.5                        If the Operating Committee decides not to undertake appraisal work, the CONTRACTOR may decide either:

•                  to plug and abandon the well in accordance with the current generally accepted practices in the international petroleum industry and the environmental protection plan contemplated in Article 21.1.1; or

•                  to postpone the decision to undertake other work on the well and on the Discovery.

11.6                        If the CONTRACTOR considers that the Discovery constitutes a Commercial Discovery, the Discovery report referred to in Article 11.4 above, together with all documents required by the Petroleum Legislation for the granting of an Exploitation Authorisation, shall be submitted to the Minister in charge of hydrocarbons for purposes of granting the Exploitation Authorisation, and such Exploitation Authorisation, shall be granted in accordance with the provisions of the Petroleum Legislation.

In accordance with Section 40 of the Petroleum Code, the CONTRACTOR has the right to proceed with Exploitation of the said Discovery after having obtained the necessary Exploitation Authorisation according to the procedures defined in the Petroleum Code and the Petroleum Regulation.

11.7                        After the approval by the Operating Committee of the development and production plan submitted under the provisions of the Title V of the Petroleum Regulation and pursuant to Article 11.4 above, the CONTRACTOR shall submit to the Operating Committee within ninety (90) Days from the start of the Development and Exploitation Phase a detailed statement of the Exploitation Work Programme and corresponding Budget for the first Calendar Year of the Development and Exploitation Phase and for the remaining portion of the year which precedes such Calendar Year.

ARTICLE 12   PARTICIPATION OF THE STATE

12.1                          Pursuant to Section 6 of the Petroleum Code, the STATE, or a government body or unit that is duly authorised for such purpose, may take a participating interest share (“Participating Interest”) in Petroleum Operations related to Exploitation which is the subject of this Contract. Election to participate in accordance with this provision shall be determined for each Exploitation Authorisation separately. The STATE’s Participating Interest so elected in any Exploitation Authorisation may not be less than five percent (5%) nor greater than fifteen percent (15%), at the choice of the STATE.

12.2                          The STATE shall notify the CONTRACTOR of its decision to participate in such Petroleum Operations within sixty (60) Days following the approval by the Operating Committee of the development and production plan for the relevant Exploitation Area, said period to be reduced by as many Days as necessary so that its term ends at least ninety (90) Days before the expiration of the validity period of the current Exploration Authorisation. Such notification shall also indicate the percentage of Participating Interest to be held by the STATE and the identity of the government body or unit that shall hold such Participation.

12.3                          If the STATE decides to participate in the such Petroleum Operations:

12.3.1                  The STATE or the government body or unit shall be the co-holder of a Participating Interest in the corresponding Exploitation Authorisation.

12.3.2                  The participation of the STATE shall take effect starting from the date of the grant of the Exploitation Authorisation for the Exploitation Area concerned.

12.3.3                  Within two (2) months following the notification by the STATE of its decision to participate in the Petroleum Operations in accordance with Article 12.2 above, the STATE or the government body or unit authorised for such purpose and the CONTRACTOR shall enter into a Participation Agreement consistent with the model in Annex C of this Contract.

12.3.4                  Without prejudice to the provisions of Article 12.4.2 hereafter, within thirty (30) Days following the end of the Quarter during which the STATE notifies the CONTRACTOR of its decision to participate in the Petroleum Operations, the STATE shall reimburse, without interest, its Participating Interest share of the Development and Exploitation Costs incurred by the CONTRACTOR in the performance of Petroleum Operations in relation to the Exploitation Area.

12.4                          Notwithstanding Article 12.3.2, as from the date of notification of its participation for each Exploitation Area pursuant to Article 12.2 above, the STATE or the government body or unit authorised for such purpose:

12.4.1                  Shall have voting rights corresponding to its Participating Interest for any decision made under the Participation Agreement;

12.4.2                  Shall assume the responsibility for paying its Participating Interest share of all costs and expenses incurred for the Exploitation of the relevant Exploitation Area; except for those stated in Article 15.3 and Article 19.1 hereunder, which shall remain for the account of the other entities comprising the CONTRACTOR;

12.4.3                  Shall lift its Participating Interest share of Available Production;

12.4.4                  Shall be, to the extent of its Participating Interest, considered as an entity of the CONTRACTOR, and for purposes of this Contract, the share of the STATE in the Reimbursement Oil and the Compensation Oil shall be treated as being a part of the production share to which CONTRACTOR is entitled, to the extent that such share is acquired in application of the provisions of this Article 12.

ARTICLE 13   RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING

13.1                       Recovery of Petroleum Costs

13.1.1                  Starting from the Date of Production of the First Ton of Commercial Hydrocarbons, the CONTRACTOR shall market all of the production of Crude Oil obtained from the Contract Area, pursuant to the provisions defined below, with the exception of the share to which the STATE is entitled and which it decides to take in kind in accordance with Article 13.4 below.

13.1.2                  For the recovery of Petroleum Costs, the CONTRACTOR may lift for each Calendar Year its Reimbursement Oil, which shall in no event be greater than sixty percent (60%) of the Available Production of Crude Oil, or only such smaller percentage as is necessary and sufficient to allow for recovery of the Petroleum Costs.

13.1.3                  The recovery of Petroleum Costs by the Contractor shall be guaranteed in the following order:

•                       Exploitation Costs of the current Calendar Year;

•                       Development Costs;

•                       Exploration Costs on a first in, first out basis.

13.1.4                  The value of the Reimbursement Oil, defined in the Article 13.1.2 above, shall be calculated pursuant to the provisions of Article 16 of this Contract.

13.1.5                  If during a Calendar Year the Petroleum Costs not yet recovered by the CONTRACTOR from the Contract Area in application of the provisions of this Article 13.1 exceed the equivalent in value of sixty percent (60%) of the Available Production of Crude Oil, calculated pursuant to the preceding paragraph, the remainder of Petroleum Costs which are not recovered shall be carried forward to the following Calendar Year(s) until total recovery of the Petroleum Costs or until this Contract terminates.

13.2                       Production Sharing

The Compensation Oil shall be shared between the STATE and the CONTRACTOR as a function of the value of the “R” factor defined hereafter:

Value « R »	STATE Share, %	CONTRACTOR Share, %
Less than 0.25	15	85
From 0.25 to 0.50	20	80
From 0.50 to 1.00	25	75
From 1.00 to 1.50	40	60
From 1.50 to 2.00	45	55
From 2.00 to 2.50	50	50
More than 2.50	65	35

For the application of this article, for a given Calendar Year, “R” refers to the ratio of “Net Cumulative Revenue” over “Cumulative Investments” calculated at the close of the preceding Calendar Year, where :

•                 “Net Cumulative Revenue” means the sum, from the Effective Date up until the end of the preceding Calendar Year, of the CONTRACTOR’s gross revenues obtained as per the provisions of Articles 13.1 and 13.2 above, in the case of Crude Petroleum, and Articles 22.3.2 and 22.3.5 below in the case of Natural Gas, less the sum of the Exploitation Costs determined pursuant to the provisions of the Accounting Procedure annexed to this Contract and the amount of the company tax pertaining to Petroleum Operations and paid in the Republic of Cameroon for all fiscal years prior to the current Fiscal Year.

•                  “Cumulative Investments” means the sum, from the Effective Date up until the end of the preceding Calendar Year, of the Exploration Costs and Development Costs determined according to the provisions of the Accounting Procedure. Neither the recovery nor the amortisation of such Costs shall be taken into consideration for the calculation of the costs referred to in this definition.

13.3                          The STATE may receive its participating interest share of Crude Petroleum production defined in Articles 13.1 and 13.2 above either in kind or in cash, at its sole discretion. However, in the absence of any notification pursuant to Article 13.5 below, the STATE shall be deemed to have elected to receive all of its partcipating interest share in kind and to separately market and dispose thereof at its own expense.

13.4                          If the STATE wishes to receive in cash all or part of the monetary value of its participating interest share of Crude Petroleum production defined in Articles 13.1 and 13.2 above during a Calendar Quarter, it shall so notify the CONTRACTOR at least ninety (90) days prior to the beginning of the Quarter in question, specifying the exact quantity of its participating interest share of production to be received in kind during such Quarter.

Once the Parties have agreed on the amount payable to the CONTRACTOR, as compensation for lifting and marketing the STATE’s share as provided above, the CONTRACTOR shall then be required to (i) sell that quantity of the STATE’s participating interest share of production not taken in kind by the STATE for the Quarter in question pursuant to the preceding paragraph, (ii) to proceed with liftings of such share during such Quarter, and (iii) to pay to the STATE, within sixty (60) Days following each lifting, an amount equal to the product of the quantity corresponding to the STATE.’s production share sold by the CONTRACTOR pursuant hereto multiplied by the sales price actually realized by the CONTRACTOR in an arms length transaction, minus the agreed compensation payable to the CONTRACTOR. Nothwithstanding the foregoing, nothing contained in Articles 13.3 or 13.4 above shall require the CONTRACTOR to enter into marketing arrangements which would interfere with the proper performance of any Crude Oil sales agreement for its share of production that the CONTRACTOR has executed prior to the written notice by STATE contemplated, in Article 13.4 above.

The STATE shall have the right to request the payment for sales of its share of production handled by the CONTRACTOR in U.S. Dollars or in the Convertible Currency in which the transaction took place.

The CONTRACTOR shall not subscribe to any sales commitment for the STATE’s production share for a term longer than one (1) year, unless the STATE gives its consent thereto in writing.

ARTICLE 14   FINANCIAL AND TAX PROVISIONS -   EXCHANGE SYSTEM

14.1                       Financial Provisions

14.1.1                  All sums due to the STATE or to the CONTRACTOR under this Contract shall be payable in U.S. Dollars, except for mutual written agreement of the Parties on the choice of another Convertible Currency.

14.1.2                  In the case of a delay in making a payment due under this Contract, the amounts due shall bear interest at the LIBOR rate increased by two percentage points (2%), beginning on the date on which they were due to have been paid.

14.2                      Tax Provisions

14.2.1                  In accordance with the provisions of the Petroleum Code and of this Contract and without prejudice to the application of Article 29 below, the CONTRACTOR shall be liable, by reason of his Petroleum Operations, for payment of only the following taxes, levies, duties , and royalties:

a)                                      the bonuses as defined in Article 15 below;

b)                                     the flat fees as defined in Section 90 of the Petroleum Code, for which the amounts and methods of payment are specified in the Finance Law No. 2000/08 of June 30, 2000 and its Application Decree No. 2002/032/PM of January 3, 2002;

c)                                      an annual surface rental fee as defined in Section 91 of the Petroleum Code for which the amount and methods of payment are specified by the finance law and application decree cited in paragraph b) above;

d)                                     the duties and taxes levied by the Customs Administration as identified in Sections 104 to 109 of the Petroleum Code specifying the customs provisions applicable to the Contract;

e)                                      the company tax identified in Section 93 of the Petroleum Code at the rate stipulated in Article 14.2.2 below.

f)                                        under conditions of general application, for fees related to transaction tax, stamp duty, tolls and real estate publicity, as well as for motor vehicle tax, with the exception of registration fees related to loans, sureties and contracts directly related to Petroleum Operations; and

g)                                     the special tax provided for in Section 99.4 of the Petroleum Code, only with regard to Exploitation activities.

14.2.2                  The net profits that the CONTRACTOR earns from all of its Petroleum Operations in the Contract Area, unless otherwise specially provided in the Petroleum Code, are subject for the term of this Contract to a company tax at the rate of forty percent (40%).

The company tax basis rules are those determined by Sections 93 to 95 of the Petroleum Code, subject to the following special provisions:

•                       The amount fiscally deductible from the part of expenses constituting Petroleum Costs in application of this Contract is understood to be the amount of Petroleum Costs effectively recovered during said Calendar Year. As regards capital expenditures, the allocations to the tax deductible amortisations for each fiscal period correspond to the Petroleum Costs effectively recovered for these capital expenditures and for said fiscal period.

•                       The CONTRACTOR’s taxable profits or losses resulting from its Petroleum Operations in the Contract Area may, at the option of the CONTRACTOR, be consolidated for tax purposes with taxable income (or losses) resulting from its activities in respect to any other petroleum agreement in Cameroon.

•                       The CONTRACTOR’s books, records and accounts as well as tax returns shall be in US Dollars.

14.2.3                  The payment of company tax for a given fiscal period shall be effected in four installments. Each installment shall be determined by application of the rate of company tax rate referenced in Article 14.2.2 above on the estimated portion of the taxable income for the year attributable to the Quarter.

Each installment shall be paid no later than the 15th of the month following the Quarter in which it is due. The final accounting shall be effected when the financial statements are submitted.

14.2.4                  The CONTRACTOR shall benefit from the exonerations mentioned in Section 99 of the Petroleum Code.

14.2.5                  It is expressly understood that the provisions of this article apply individually to each entity comprising the CONTRACTOR under this Contract.

14.3                      Exchange Rate System

14.3.1                  The CONTRACTOR is subject to the exchange rate regime of the Republic of Cameroon pursuant to the conditions specified in Section 110 of the Petroleum Code.

14.3.2                  Pursuant to Section 110 (4) of the Petroleum Code, the benefit of the guarantees granted to the CONTRACTOR by virtue of said Section 110 of the Petroleum Code is extended to foreign national Sub-Contractors of the CONTRACTOR and their expatriates.

ARTICLE 15   SIGNATURE AND PRODUCTION BONUSES

15.1                          Within thirty (30) Days following the Effective Date, the CONTRACTOR shall pay to the STATE a signature bonus in the amount of five hundred thousand U.S. Dollars (US$500,000)

15.2                          Within thirty (30) Days following the start of the first renewal period of the Exploration Phase, the CONTRACTOR shall pay to the STATE a further signature bonus in the amount of two hundred and fifty thousand U.S. Dollars (US$250,000).

15.3                          The CONTRACTOR shall pay to the STATE:

15.3.1                 A production bonus in the amount of five hundred thousand U.S. Dollars (US$500,000) when the cumulative Crude Petroleum production since the beginning of Exploitation from the total of the Exploitation Authorisations deriving from the Contract Area reaches the threshold of five million (5,000,000) Barrels;.

15.3.2                 A production bonus in the amount of one million U.S. Dollars (US$1,000,000) when the cumulative Crude Petroleum production since the beginning of Exploitation from the total of the Exploitation Authorisations deriving from the Contract Area reaches the threshold of fifteen million (15,000,000) Barrels.

15.3.3                 A production bonus in the amount of one million U.S. Dollars (US$1,000,00) when the cumulative Crude Petroleum production since the beginning of Exploitation from the total of the Exploitation Authorisations deriving from the Contract Area reaches the threshold of thirty million (30,000,000) Barrels.

15.3.4                 A production bonus in the amount of two hundred fifty thousand U.S. Dollars (US$250,000) when the cumulative Natural Gas production since the beginning of Exploitation from the total of the Exploitation Authorisations deriving from the Contract Area reaches the threshold of thirty (30) billion cubic feet.

15.3.5                 A production bonus in the amount of five hundred thousand U.S. Dollars (US$500,000) when the cumulative Natural Gas production since the beginning of Exploitation from the total of the Exploitation Authorisations deriving from the Contract Area reaches the threshold of ninety (90) billion cubic feet.

15.3.6                 A production bonus in the amount of one million U.S. Dollars (US$1,000,000) when the cumulative Natural Gas production since the beginning of Exploitation from the total of the

Exploitation Authorisations deriving from the Contract Area reaches the threshold of three hundred (300) billion cubic feet.

15.4                          Payments required under Article 15.3 above shall be made within thirty (30) Days following the Day the cumulative production threshold in question is reached.

ARTICLE 16   VALUATION OF HYDROCARBONS

The Parties shall comply with the provisions of Title XIII of the Petroleum Regulation pertaining to the valuation of Hydrocarbons.

ARTICLE 17   LIFTING OF PRODUCTION

17.1                          Ownership of the share of Hydrocarbons production to which CONTRACTOR is entitled under this Contract passes to the CONTRACTOR at the Delivery Point.

17.2                          Each Party may separately obtain, lift in kind and dispose of as it wishes its share of the Available Production calculated pursuant to the provisions of Articles 13 and 16 above, notwithstanding the provisions of Article 58 of the Petroleum Regulation.

17.3                          Not later than ninety (90) Days preceding the forecast Date of Production of the First Ton of Commercial Hydrocarbons, the Parties shall enter into a lifting agreement for the Available Production.

ARTICLE 18   LOCAL GOODS AND SERVICES

The CONTRACTOR and its Sub-Contractors shall comply with the provisions of Sections 76 and 77 of the Petroleum Code pertaining to granting preference to Cameroonian enterprises and personnel for the purposes of Petroleum Operations and notably for construction, supply, and service contracts.

ARTICLE 19   TRAINING OF PERSONNEL

19.1                           The CONTRACTOR shall make available to the STATE a budget by Calendar Year that shall be dedicated to professional training of Cameroonian nationals in the petroleum sector of any skill levels who are not part of the CONTRACTOR’s personnel. The amount of such budget shall be equal to fifty thousand U.S. Dollars (US$50,000) for each Calendar Year during the Exploration Phase and one hundred thousand U.S. Dollars (US$100,000) for each Calendar Year during the Development and Exploitation Phase. Such budget shall be utilised in compliance with the professional training programmes contained in the Work Programmes and Budgets mentioned in Article 10.4 of this Contract.

19.2                           The STATE shall furnish the CONTRACTOR with reasonable accounting evidence that such budget was in fact expended for the above-mentioned professional training programs when applicable.

ARTICLE 20   FIXED ASSETS - OWNERSHIP OF GOODS

20.1                          Fixed assets which are acquired with funds which are recorded in the Joint Account shall be considered to be the joint property of the Parties, who shall each make a record of same in their respective accounting books, at the pro rata of their respective participation in the Petroleum Costs, it being understood that such fixed assets financed by advances granted to the STATE by the

CONTRACTOR shall become the property of the STATE, pro rata to its participation in the Petroleum Costs, to the extent that the STATE has entirely repaid all such advances.

20.2                           Upon the expiration or the termination of this Contract, or in the event of surface relinquishment, the goods and fixed assets belonging to the CONTRACTOR, and which are necessary for the Petroleum Operations and which relate exclusively to the Petroleum Operations within the relinquished parcels, shall become the property of the STATE.

20.3                           With regard to Articles 20.1 and 20.2 above, in the case in which such goods and fixed assets are shared by Petroleum Operations in multiple Exploitation Areas at the time of the surface relinquishment, the Parties shall meet to agree as to how and when such transfer shall take place so as to not impede the CONTRACTOR’s efficient execution of its Petroleum Operations in the remaining Exploitation Area(s).

ARTICLE 21   ABANDONMENT AND ENVIRONMENTAL PROTECTION

21.1                           During the performance of Petroleum Operations, the CONTRACTOR shall use reasonable efforts to ensure that its personnel and its Sub-Contractors take the environmental protection and Abandonment measures which are required under the provisions of the Petroleum Legislation, and particularly of Law No. 96/12 of 5 August 1996 constituting the framework law pertaining to management of the environment and its implementing decrees, as well as the current generally accepted practices of the international petroleum industry. In accordance with this obligation, the CONTRACTOR shall take the environmental and safety capability of a company into account in the hiring of its Sub-Contractors.

21.1.1                  The CONTRACTOR shall provide the Minister in charge of the environment, within the two (2) months preceding the commencement of the minimum Work Programme, an environmental protection plan containing especially a waste management plan based on an integrated system of pollution control in accordance with Articles 63 and 64 of the Petroleum Regulation.

The application of this plan may be supervised on the ground by the Environmental Administration.

The Minister in charge of the environment shall have a period of thirty (30) Days to approve the environmental protection plan or communicate his comments to the CONTRACTOR. Failing a response within this period, the plan shall be deemed approved.

21.1.2                  The CONTRACTOR commits in particular to submitting in due course the environmental impact study in compliance with the provisions of the Petroleum Legislation.

21.2                           The CONTRACTOR shall establish an Abandonment Plan for each Exploitation Authorisation in the Contract Area in compliance with the Petroleum Regulation and the current generally accepted practices in the international petroleum industry. Such Abandonment Plan shall be annually reviewed by the CONTRACTOR to take into account especially the evolution of technical and financial parameters. The Abandonment Plan and its revisions shall be submitted to the STATE for approval.

21.2.1                  The nature and terms for performing Abandonment work to be carried out by the CONTRACTOR shall be treated as a separate topic in each annual Work Program and corresponding Budget and shall be decided upon by the Parties according to the prevailing specific technical and environmental characteristics of the area to be relinquished or the facilities to be abandoned in accordance with the Abandonment Plan.

Pursuant to Section 44 of the Petroleum Code and subject to the exceptions identified in Article 21.2.2 below, the CONTRACTOR shall, before the expiration of the Exploitation Authorisation in question, undertake the Abandonment work in accordance with the Abandonment Plan.

21.2.2(1)              The CONTRACTOR shall not be obligated to proceed with all or part of the Abandonment work if the STATE notifies it in writing not later than one-hundred and eighty (180) Days before the expiration of the Exploitation Authorisation:

i.                  its intention to pursue Hydrocarbons Exploitation within the framework of a given Exploitation Authorisation;

ii.               the STATE’s request to leave in place specified goods and fixed assets located in the Contract Area and as a consequence not to proceed, in whole or in part, with the Abandonment work, it being understood that in such case the STATE cannot oppose the definitive plugging and abandonment of wells located in the Exploitation Authorisation in question.

(2)          In. the events identified in Article 21.2.2. (1) above, the Parties agree

i.                  that in the Exploitation Area in question, there shall be prepared an inventory of features and a detailed inventory of wells and of all fixed and movable assets and installations transferred to the STATE by the CONTRACTOR, and the effective date of transfer of their control to the STATE shall be established.

ii.               that the CONTRACTOR shall secure the Abandonment funds in such a way as to guarantee, for the STATE as well as for itself, the irrevocable character of the application of the funds to the Abandonment work, their freedom from seizure and their protection against creditors of the Parties, or the bankruptcy of the establishment where the funds are held.

(3)          On condition of the performance by the CONTRACTOR of the obligations placed under its responsibility by virtue of (i) and (ii) of Article 21.2.2 (2) above, for which it will in no event be exempted by the STATE, the latter releases the CONTRACTOR of its obligation to undertake the Abandonment work in the Exploitation Authorisation in question in the cases contemplated in Article 21.2.2 (1) above. Accordingly the STATE, pursuant to the Petroleum Code, waives all rights of recourse against the CONTRACTOR directly or indirectly related to the Abandonment work it has dispensed the CONTRACTOR from undertaking, or all damage and loss resulting therefrom, and moreover holds the CONTRACTOR harmless as against all third party claims of whatever nature for damage caused to third parties from wells, fixed and moveable assets and installations not abandoned by the CONTRACTOR at the request of the STATE.

21.3                           The Parties agree that the CONTRACTOR shall not be liable for damage to the environment that may have existed in the Contract Area prior to the Effective Date.

21.4                           CONTRACTOR is obligated to make Abandonment provisions as from the Date of Production of the First Ton of Commercial Hydrocarbons produced from the Contract Area in accordance with the methodology specified in the Accounting Procedure, and to place the corresponding funds in the Abandonment Account identified in Article 21.5 below. The funds placed into the Abandonment Account in accordance with this Article shall be included as Petroleum Costs.

21.5                           Within six (6) months following the Date of Production of the First Ton of Commercial Hydrocarbons, the CONTRACTOR is required to open an escrow account in U.S. Dollars entitled in this Contract as the “Abandonment Account”, for which the funds corresponding to the Abandonment provisions placed therein are allocated exclusively for payment of expenses related to the conduct of the Abandonment work in the Contract Area.

The banking establishment shall be chosen by CONTRACTOR from among institutions that have a rating at a minimum equal to “Standard & Poor’s” “AA”, or its international designated equivalent, or an equivalent agreed to by the monetary authority.

The Abandonment Account shall be created and managed in U.S. Dollars in a way as to:

•                  guarantee the stability of the currency in which the account is funded relative to the main currency utilised for financing the cost of the Abandonment work;

•                  guarantee the availability of the funds on the date the work is carried out;

•                  supervise the proper performance of the financial management of the funds, thus making it possible to minimise charges to economic earnings;

•                  manage the funds through a contractual arrangement which guarantees fairness and stability;

•                  guarantee the transferability of rights and obligations attached to the status of a co-Holder.

The actual methodology for the creation and management of the Abandonment Account and the funding schedule are specified in the Accounting Procedure.

ARTICLE 22   NATURAL GAS

22.1                           Non-Associated Natural Gas:

22.1.1                  For the purposes of this Article, Non-Associated Natural Gas consists of Natural Gas from an accumulation which contains predominantly Natural Gas and from which Natural Gas is the main commercial product. In the event a Discovery of Non-Associated Natural Gas is confirmed, the CONTRACTOR shall notify the Parties and submit a report consistent with the provisions of Article 11.1 of this Contract. Following the submission of such report, the CONTRACTOR shall initiate a dialogue within the Operating Committee for the purpose of determining whether the appraisal and Exploitation of said Discovery could lead to potential commerciality.  In furtherance of this dialogue, the Parties shall jointly assess (i) identified market outlets for the Natural Gas of the subject Discovery in respect of both the local market and the export market; (ii) the infrastructure necessary for commercial Exploitation and (iii) commercial arrangements that may increase the possibility of commerciality.

22.1.2                  Should the CONTRACTOR, following the aforesaid dialogue, come to the conclusion that the appraisal of the Non-Associated Natural Gas Discovery:

(i)             is justified, it shall undertake the appraisal Work Programme of the said Discovery, consistent with the provisions of Article 11.1 through 11.4 of this Contract;

(ii)          may be justified but requires further study of markets or additional Exploration in the Contract Area in order to conclusively warrant appraisal, it may defer its decision regarding appraisal of such Non-Associated Natural Gas Discovery until such a time as it deems appropriate, subject only to the expiration of the Exploration Phase as it may be extended pursuant to Article 4.1.3(ii) of this Contract. If the CONTRACTOR subsequently elects within the Exploration Phase to appraise the Non-Associated Natural Gas Discovery it shall do so consistent with the provisions of Article 11.1 through 11.4 of this Contract.

(iii)       is not justified, the CONTRACTOR shall relinquish its rights on the surface area which bounds such Discovery upon expiration of the Exploration Authorisation. In such case, the CONTRACTOR shall lose any right to Natural Gas which may be extracted from said Discovery, and the STATE shall then be free to undertake, or cause to be undertaken, any appraisal, development, production, processing, transport and marketing operations pertaining to the said Discovery, without any compensation to the CONTRACTOR, provided, however, that the execution of the CONTRACTOR’s Petroleum Operations shall not be thereby prejudiced.

22.1.3                  When the appraisal work is completed, and if the Parties mutually agree that the commercial Exploitation of this Discovery is warranted in order to supply the local market, or in the event the CONTRACTOR commits to develop and produce the Natural Gas for export, then the CONTRACTOR shall, before the end of the appraisal period, submit an application for an Exploitation Authorisation, which the Minister in charge of hydrocarbons shall grant in accordance with the provisions of the Petroleum Legislation.

The CONTRACTOR shall then have the right and the obligation to proceed with the development and production of this Natural Gas, consistent with the plan of development and production approved pursuant to the provisions of the Petroleum Legislation, and the provisions of this Contract which address Crude Petroleum shall be “mutatis mutandis “ applicable to Natural Gas, subject to the special provisions of Article 22.3 of this Contract.

22.1.4      Should the CONTRACTOR, on completion of the appraisal work, determine that the Non-Associated Natural Gas Discovery is not commercial, the CONTRACTOR shall relinquish its rights on the surface area that bounds such Discovery upon the expiration of the Exploration Authorisation.

In such case, the CONTRACTOR shall lose any right to Natural Gas which may be extracted from the said Discovery, and the STATE shall then be free to undertake, or cause to be undertaken, any appraisal, development, production, processing, transport and marketing operations pertaining to the said Discovery, without any compensation to the CONTRACTOR, provided, however, that the execution of CONTRACTOR’s Petroleum Operations shall not be thereby prejudiced.

Should the CONTRACTOR, on completion of the appraisal work carried out on a Discovery, consider that the Non-Associated Natural Gas field which is the subject of the Discovery is commercial, but that the presently existing commercial markets do not allow for a profitable Exploitation of the field, the CONTRACTOR may, on application and pursuant to the conditions set forth in Article 4.1.3 (ii) above, receive an extension of the Exploration Phase, in order to allow the CONTRACTOR to develop market outlets which are adequate for the profitable Exploitation of the field.

During the period referred to in the preceding paragraph, CONTRACTOR shall, submit to the Operating Committee, within sixty (60) Days of the end of each year, a report which explains the actions taken by it in order to reach this goal, and which updates the study of potential market outlets for the subject Non-Associated Natural Gas.

At the end of said period, the CONTRACTOR shall relinquish all its rights to a Non-Associated Natural Gas Discovery, unless it has applied for an Exploitation Authorisation.

22.2                        Associated Natural Gas

22.2.1                  For the purposes of this Article, Associated Natural Gas shall be Natural Gas which is not considered Non-Associated Natural Gas. In the event of a Discovery containing Associated Natural Gas, the CONTRACTOR shall specify in the report referred to in Article 11.4 of this Contrat whether or not production of the Associated Natural Gas (after processing of said Associated Gas for the purpose of separating Crude Petroleum) exceeds the volumes utilised for Petroleum Operations (including re-injection and fuel), and whether it considers that such surplus may be available for marketing. Should the CONTRACTOR advise the STATE that a marketable surplus exists, the Parties shall jointly assess marketing outlets for such Associated Natural Gas surplus, in respect of both the local market and the export market (including the possibility of the joint sale of their share of production of such surplus Associated Natural Gas in the event such surplus is not suitable for commercial exploitation in any other manner), as well as the means necessary for its commercial Exploitation.

Should the Parties agree that development for sale of the Associated Natural Gas is warranted, the CONTRACTOR shall specify, in the Exploitation Work Programme and corresponding Budget referred to in Article 11.7 of this Contact, the additional installations required for the development and production of this surplus and the estimated applicable costs.

In such event, the CONTRACTOR shall be free to proceed with the development and production of this surplus, in accordance with the Exploitation Work Programme and corresponding Budget approved by the Operating Committee pursuant to the provisions of Article 11.7 above, and the provisions of this Contract applicable to Crude Oil shall apply “mutatis mutandis” to the surplus Associated Natural Gas, subject to the special provisions referred to in Article 22.3 below.

A similar procedure shall apply if it is decided to proceed with the sale or marketing of the Associated Natural Gas while Exploitation of the field is in progress.

22.2.2                  Should the CONTRACTOR conclude that Exploitation of the surplus Associated Natural Gas is not warranted, and should the STATE at any time decide to utilise such Associated Natural Gas, the STATE shall advise the CONTRACTOR, in which event:

a)                                      The CONTRACTOR shall make available to the STATE, free of charge, at the outlet of the separator of Crude Oil and Natural Gas, all or part of such surplus which the STATE elects to lift;

b)                                     The STATE shall be responsible for gathering, processing, compressing and transporting such surplus from the separator referred to above, and it shall assume all additional costs and risks associated with the Petroleum Operations pertaining thereto;

c)                                      The construction of infrastructure necessary to the operations referred to in paragraph b) above, as well as the lifting of such surplus by the STATE, shall be carried out in accordance with the generally accepted practices in the international petroleum industry, and in a manner which does not hinder the production, lifting and transport of Crude Oil by the CONTRACTOR.

22.2.3                  Any surplus of Associated Natural Gas which is not utilised pursuant to the provisions of Article 22.2.1 and 22.2.2 above shall be re-injected by the CONTRACTOR. However, the CONTRACTOR shall have the right to flare such gas in accordance with generally accepted practices in the international petroleum industry, provided the CONTRACTOR shall furnish the Operating Committee with a report which justifies that this gas cannot be utilised profitably for the purpose of increasing the recovery of Crude Petroleum by means of reinjection, and in such event, the Minister in charge of hydrocarbons shall approve the flaring.

22.3                        Provisions common to Associated and Non-Associated Natural Gas

22.3.1                  In the event of a Natural Gas Discovery, the Parties shall consult as soon as possible to define the legal, financial and fiscal conditions for the development of the Discovery. These provisions shall be the subject of a special agreement, in accordance with the terms of Article 31.2 of this Contract.

22.3.2                  For the purpose of recovering Petroleum Costs pertaining to Natural Gas, the CONTRACTOR may lift free of charge, for each Calendar Year, Reimbursement Gas equal to eighty percent (80%) of the Available Production of Natural Gas, or only such lesser percentage that is necessary and sufficient to allow recovery of the Petroleum Costs.

22.3.3                  The value of the Reimbursement Gas as defined in the preceding paragraph shall be calculated in accordance with the provisions of Article 22.3.6 of this Contract. The recovery of Petroleum Costs shall be guaranteed in the order cited in Article 13.1.3 above.

22.3.4                  If, in the course of a given Calendar Year, Petroleum Costs as yet unrecovered by the CONTRACTOR in the Contract Area under the provisions of Articles 22.3.1 and 22.3.2 above exceed the equivalent in value of the percentage of Available Natural Gas specified above and calculated in accordance with the provisions of the preceding paragraph, then in such event, the balance of Petroleum Costs pertaining to Natural Gas which are unrecovered as specified above for the Calendar Year under consideration, shall be carried forward to the Calendar Year(s) following, until full recovery of the Petroleum Costs pertaining to Natural Gas or the expiration of this Contract

22.3.5                  After deduction of the Reimbursement Gas in accordance with the provisions of Articles 22.3.1 and 22.3.2 above, Compensation Gas shall be shared between the STATE and the CONTRACTOR as a function of the value of the “R” factor as defined in Article 13.2:

Value « R »	STATE Share, %	CONTRACTOR Share, %
Less than 0.50	15	85
From 0.50 to 1.00	25	75
From 1.00 to 1.50	40	60
More than 1.50	55	45

In any event, these provisions may be reviewed at the request of any Party depending on the utilisation adopted for the Natural Gas (including but not limited to gas exports, local use, generating electricity from gas, production of LPG) as well as the scenario and development conditions ultimately adopted.

The figures indicated in the table above shall not be applicable for large scale integrated Natural Gas projects, including LNG, gas-to-liquids, methanol, and such other projects that average in excess of 150 MMCF per day over a long term contract, the terms of which shall be negotiated between the Parties at the time of the project consideration.

The CONTRACTOR shall be entitled to freely access its share of Natural Gas production in accordance with the provisions of this Contract. It shall also be entitled to carry out the separation of liquids from Natural Gas extracted, and to transport, store and sell on the local or export market its share of liquid Hydrocarbons separated as aforesaid. The Parties shall agree to the regime to be applied to condensates when the time comes.

22.3.6                  For the purposes of this Contract, the price of Natural Gas, expressed in dollars per million BTU shall be equal to the effective price as determined in sales contracts for Natural Gas, provided such sales shall specifically exclude:

a)                                      Sales which involve a buyer which is an Affiliate of the seller, as well as sales between entities which comprise the CONTRACTOR; or

b)                                     Sales which include consideration other than a payment in freely convertible currency or sales which are motivated, in whole or in part, by consideration which is not prompted by the economic consideration normally found in the sale of Natural Gas.

In respect of the sales referred to in paragraphs a) and b) above, the price of Natural Gas shall be arrived at by mutual agreement between the STATE and the CONTRACTOR on the basis of the market price in effect at the time of the sale of a fuel that is a substitute to Natural Gas.

22.3.7                  In the event the CONTRACTOR elects to separate from Natural Gas all or a portion of liquid Hydrocarbons following a procedure determined bv the CONTRACTOR, Natural Gas shall be measured alter the CONTRACTOR has completed separation operations.

ARTICLE 23   ASSIGNMENT

23.1                           The CONTRACTOR may assign all or part of its rights and obligations under this Contract pursuant to provisions of the Petroleum Legislation and this article.

23.1.1                  Pursuant to Paragraph 2 of Section 17 (1) of the Petroleum Code, the STATE already grants its prior consent to assignments among entities comprising the CONTRACTOR, having as their sole purpose the repartition of participation percentages among these entities.

23.1.2                  In the case contemplated above, the assignor is obligated to inform the STATE and submit to it the information listed in Article 32 of the Petroleum Regulation.

The assignment shall be effective on the date agreed between assignor and assignee, it being understood that the assignee shall thereby be legally substituted to all the rights and obligations of the assignor under this Contract, including the obligation that the assignee provide a letter of guarantee, if applicable, with assignor being absolved of all responsibilities and obligations in proportion to the percentage participation assigned as from the effective date of the assignment.

23.2                           The STATE may assign all or part of its rights and obligations arising under this Contract:

23.2.1                  to a government body or unit, provided that the latter remains bound by all the terms of this Contract; or

23.2.2                  to the CONTRACTOR.

23.3                           The assignment of rights and obligations by the CONTRACTOR and by the STATE pursuant to this article shall in no way diminish the obligations that may have arisen and which have not been fulfilled by the Parties before the assignment date, except for a written commitment by the assignee to be responsible for assignor’s responsibilities.

23.4                           Assignments of any kind effected pursuant to this Contract between entities comprising the CONTRACTOR and their Affiliated Companies are subject to the payment of flat fees, as prescribed by Section 90 of the Petroleum Code.

ARTICLE 24   FORCE MAJEURE

24.1                           No Party shall be liable for the non-performance or the partial or late performance of any of its obligations, if the responsible Party is so prevented by reason of Force Majeure.

An event shall be considered to be an event of Force Majeure if it meets the following conditions:

•                  it has the effect of temporarily or permanently preventing either of the Parties from performing the obligations incumbent upon it under this Contract; and

•                  it is unforeseeable or unpreventable or beyond the control of either force of the Parties, it being understood that failure to meet a payment obligation is never excused by Force Majeure.

24.2                           For purposes of this Contract, the following occurrences, inter alia, shall be considered as Force Majeure if they meet the conditions referred to above: strikes, work stoppages, fires, earthquakes, landslides, disruption of the means of transportation, floods, hurricanes, volcanic eruptions, explosions, wars, guerrilla warfare, terrorist acts, blockades.

24.3                           The Party impeded by the Force Majeure shall immediately so notify the other Party and later confirm it in writing together with any useful and detailed information.

In the event that performance of an obligation is only partial or late, by reason of an event of Force Majeure, the Parties shall continue to carry out the clauses of this Contract that they are in a position to carry out despite the Force Majeure. Moreover, the impeded Party shall do its best to meet its obligations pursuant to this Contract and to make every reasonable effort to minimise its consequences.

The Party impeded by the Force Majeure shall renew its compliance with the provisions of this Contract within a reasonable period of time after the event of Force Majeure has ceased to exist. The Party that is not impeded shall do its best to assist the impeded Party in renewing its compliance with the provisions of this Contract.

24.4                           In any event, at the request of either Party, the Operating Committee shall record the event of Force Majeure, the suspension of the Petroleum Operations as well as the return to normal application of the clauses of this Contract.

24.5                           In the event of Force Majeure, the term of the Exploration Phase or, if applicable, that of the Exploitation and Development Phase, shall be extended for a time period equal to that of the Force Majeure. In the same manner, the terms granted to a Party, or from which it benefits pursuant to the Contract or the Accounting Procedure, shall be extended for a time period equal to that of the Force Majeure.

ARTICLE 25   CONFIDENTIALITY

25.1                           The Parties shall comply with the provisions of the Petroleum Legislation, particularly those of Title XVII of the Petroleum Regulation pertaining to the confidentiality obligation incumbent upon them with regard to documents, reports, surveys, plans, data, samples and other information connected to the performance of this Contract (hereafter referred to as “Contractual Data”).

25.2                           Subject to the provisions of Article 25.3 below, the Parties consider Contractual Data to be confidential and commit, as may apply to each, not to communicate it to third parties other than Affiliates, except for routine statistical data.  This obligation shall survive until expiration of the Contract in accordance with Article 109 of the Petroleum Regulation.

25.3                           Each entity comprising the CONTRACTOR may, after having so informed the other entities and the STATE, communicate Contractual Data:

a)                                      to any company with a good faith interest in effecting a possible assignment or in rendering assistance in connection with the Petroleum Operations, after obtaining a commitment from such company to keep all such information and data confidential and to use them solely for the purposes of such assignment or assistance:

b)                                     to any external professional consultants involved in Petroleum Operations, after obtaining a similar confidentiality commitment on their part;

c)                                      to any bank or financial entity from which the CONTRACTOR seeks to obtain financing, after obtaining a similar confidentiality commitment on their part;

d)                                     when and to the extent required by a recognised stock exchange;

e)                                      within the context of any judicial, administrative or arbitral adversarial proceedings;

f)                                        to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article 25;

g)                                     to a governmental agency or other entity when required by the Contract.

25.4                           After having informed the CONTRACTOR, the STATE may also communicate Contractual Data to its lenders.

25.5                           The CONTRACTOR may, with the prior written consent from the Minister of Hydrocarbons, exchange Contractual Data for similar information and data with any interested petroleum company. A copy of the exchange agreement covering the above cited agreement and the exchanged data shall be submitted to the STATE, under the same confidentiality restrictions.

25.6                           The provisions of Articles 25.2, 25.3, 25.4 and 25.6 above are also applicable as pertaining to this Contract and its Annexes.

ARTICLE 26   JOINT LIABILITY

The obligations and responsibilities of the entities comprising the CONTRACTOR under this Contract are joint and several, it being understood that the entities comprising the CONTRACTOR shall not be jointly subject to the company tax provided in Article 14.2 of this Contract, which shall be due individually from each of them.

ARTICLE 27   INTERPRETATION; SETTLEMENT OF DISPUTES

27.1                           If a Party waives, one or more times, performance of an obligation or condition specified in this Contract, or if such Party does not exercise certain of its rights under this Contract, such waivers shall not be interpreted as a permanent waiver of its rights or of the right to require future performance of all obligations and conditions of this Contract.

27.2                           The Parties agree that the disputes mentioned in Articles 6.6, 7.3.2 iv, 11.3 of this Contract as well as the evaluation of Hydrocarbons pursuant to Article 16 of this Contract are deemed to be of a technical nature and shall be submitted for expert resolution pursuant to the provisions of Title XX of the Petroleum Regulation. The decision of the expert shall be final and binding on the Parties.

27.3                           The Parties shall make reasonable efforts to amicably settle any dispute arising between them under this Contract. Failing amicable settlement, the STATE and the CONTRACTOR hereby consent to submit to the International Centre for Settlement of Investment Disputes (hereinafter the “ICSID”) any dispute arising out of or relating to this Contract for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (hereinafter the “ICSID Convention”).

27.4                           Any arbitral tribunal constituted pursuant to this Contract shall consist of three (3) arbitrators being appointed in accordance with the provisions of the ICSID Convention and arbitration rules.

27.5                           Any arbitral tribunal constituted pursuant to this Contract shall apply the law of Cameroon as supplemented, where applicable, by principles of international law, in compliance with the provisions of this Contract and particularly with the stabilisation clause in, Article 29 below.

27.6                           The STATE hereby waives any right of sovereign immunity as to it and its property intended to prevent the enforcement and execution of any award by an arbitral tribunal constituted pursuant to this Contract.

27.7                           The arbitration shall take place in Paris (France). The language of the arbitral proceedings shall be French or English.

27.8                           Any arbitration proceedings pursuant to this Contract shall be conducted in accordance with the Arbitration Rules of the ICSID in effect on the date on which such proceedings are initiated.

27.9                           The Parties hereby agree that for purposes of Article 25 (1) of the ICSID Convention, any dispute in connection with or arising from this Contract is considered to be a legal dispute occurring directly as a result of an investment.

27.10                     The Parties shall not be discharged from their obligations under this Contract while the arbitration procedure is rendering.

However, the introduction of the arbitration procedure shall suspend the performance of the contested matter for the entire duration of such procedure.

27.11                     The decisions and awards of the arbitrators shall be final and irrevocable in nature. They shall bind the Parties and are executory pursuant to Article 54 of the ICSID Convention.

The Parties waive, formally and without reservation, any right to attack such decision or award, to impede its implementation by any means whatsoever, or to have recourse before any court or jurisdiction whatsoever, except for the recourse provided in Articles 50 to 52 of the ICSID Convention.

27.12                     In the event the ICSID is incompetent for any reason whatsoever to decide on or resolve any dispute submitted to it pursuant to Article 27.3 above, any dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the United Nations Commission on International Trade Law

(UNCITRAL) Arbitration Rules in force.  In such event, all the provisions of this Article 27, except for 27.3 and 27.9 above, shall be applied mutatis mutandis.

ARTICLE 28   TERMINATION OF THE CONTRACT - RELINQUISHMENT

28.1                           Subject to the provisions of Articles 28.2 and 28.3 below, and without prejudice to the application of Article 27.12 above, the STATE shall have the right to terminate this Contract, provided that it notifies the CONTRACTOR ninety (90) Days in advance, if the CONTRACTOR:

a)                                      fails to meet a payment obligation for a period of more than thirty (30) Days after the date when the payment is due;

b)                                     has seriously violated the provisions of this Contract;

c)                                      has materially breached the legislation and regulations in force in respect of Petroleum Operations;

d)                                     has declared bankruptcy or become subject to winding up by decision of the court.

28.2                           If the facts which gave rise to the notice of termination under Article 28.1 (a), (b) or (c) above are remedied by the CONTRACTOR within ninety (90) Days following the notice by the STATE of its intention to terminate, or within any other extension of time granted by the STATE, such termination shall not become effective.

28.3                           If the CONTRACTOR intends to challenge the defaults or breaches asserted by the STATE in its termination notice, it should justify its position by providing all justifications it deems necessary in writing addressed to the STATE within thirty (30) Days from the receipt of the notification letter cited in Article 28.1 above.

28.4                           If, following the above procedure and the expiry of the ninety (90) Day period, disagreement persists between the STATE and the CONTRACTOR, the dispute shall be settled by arbitration pursuant to Article 27 above. In such case the sanctions provided for in the legislation and regulations or in this Contract shall not be enforced by the STATE before the arbitrators foreseen in Article 27 above have heard the CONTRACTOR’S explanations and delivered their judgment.

28.5                           If the STATE, pursuant to Section 19.1 of the Petroleum Code and Article 34 of the Petroleum Regulation, becomes aware of changes in the factors constituting control of the CONTRACTOR or of a component of the CONTRACTOR, it may, within a ninety (90) Day period, notify the latter and the other components of the CONTRACTOR that it deems the modifications to the control factors of said component of the CONTRACTOR are incompatible with the component’s exclusive Exploration and Exploitation rights granted pursuant to this Contract. If the rights and obligations of said component of the CONTRACTOR are not taken over by the other components of the CONTRACTOR within ninety (90) Days, the STATE shall have the right to terminate this Contract upon thirty (30) Days advance written notice by notifying the CONTRACTOR to such effect.

28.6                           If the facts that may give rise to termination become the subject of proceedings under Article 27 of this Contract, the termination shall not become effective for the entire duration of the proceedings, and shall only become effective as a result of decision at the end of such proceedings.

28.7                           Within ninety (90) Days following the advance written notice of termination of this Contract under Articles 28.1 or 28.5 above, or within any other extension of time granted by the STATE, the CONTRACTOR shall complete any reasonable and necessary action to prevent damage to the environment and to ensure the safety of persons and property.

28.8                           The CONTRACTOR may relinquish all of its rights and obligations for any Exploitation Area if it considers that it is no longer in the commercial interest of the CONTRACTOR to continue with Exploitation operations on such Exploitation Area, provided that:

28.8.1                  The CONTRACTOR gives the STATE written notice of its intention to relinquish twelve (12) months in advance; and

28.8.2                  The CONTRACTOR properly concludes the work or pays an amount equivalent to the monetary value of the work which was specified in the Work Programme and Budget examined and approved by the Operating Committee prior to the date of the notification of the surrender; and

28.8.3                  The CONTRACTOR carries out, in conformity with generally recognised practices of the international petroleum industry, all operations necessary for the transfer of Exploitation activity to the STATE, if the STATE decides to carry on the Exploitation pursuant to the provisions of Articles 21.2.2 (1) and 28.8 of this Contract, all in a manner as to allow the normal continuation of the Petroleum Operations. The CONTRACTOR shall moreover take all reasonable and necessary precautions to prevent damage to the environment and to ensure the safety of persons and property, and abandon the wells and reservoirs, if applicable.

28.8.4                  All costs incurred by the CONTRACTOR under this Article 28.8 for the conduct of the Petroleum Operations carried out pursuant to this Contract shall constitute Exploitation Costs, with the exception of costs which result solely from the relinquishment by the CONTRACTOR, which shall be charged exclusively to the CONTRACTOR.

28.8.5                  The CONTRACTOR commits to liquidating all debts that it has contracted up to the effective date of its relinquishment and shall remain responsible for its debts, including financial costs, up until definitive liquidation of same.

28.8.6                  The relinquishment by the CONTRACTOR shall take effect only after the fulfillment of the conditions set forth in this Article and in Article 21.2.2 (2) above.

28.9                           As from the effective date of the relinquishment by the CONTRACTOR of its rights and obligations in connection with an Exploitation Area pursuant to this Article, the CONTRACTOR shall no longer have any right or interest in the Exploitation Area that the relinquishment concerns, and definitively waives any claim to the production which may later be extracted therefrom.

28.10                     The STATE shall assume all risks and responsibilities connected with the Petroleum Operations as of the effective date of the relinquishment and shall provide the CONTRACTOR, at the latter’s request, with a written statement verifying that the latter is released from any obligation, without prejudice to the application of the provisions in Article 21.2.3 (3) above.

28.11                     If the STATE wishes that the Exploitation of the Exploitation Area in question be continued after the relinquishment by the CONTRACTOR has taken effect, it may ask the CONTRACTOR to continue with such Exploitation, in the name of and on behalf of the STATE and solely at the expense, risk and responsibility of the latter, for a maximum period of three (3) months starting from the effective date of the relinquishment.

The CONTRACTOR agrees to transfer for the benefit of the STATE the balances in Abandonment Fund under the conditions set forth in Article 21.2.2 (2) (ii) above as well as the guaranties or obligations connected to the Petroleum Operations, the relevant insurance coverage pertaining to the goods and equipment acquired from national or foreign companies and agencies to the extent that such transfer is authorised by the provisions of the contracts signed by the CONTRACTOR with such companies and agencies. The CONTRACTOR shall notify such companies and agencies of the substitution of the STATE for the CONTRACTOR in all rights and obligations of the CONTRACTOR arising from such guaranties and insurance contracts.

The CONTRACTOR shall draw up or shall have drawn up, legal instruments concerning such transfers that have been agreed to by third-party companies and agencies, and expenses for such activities shall be considered as Petroleum Costs.

28.12                     The termination of the Contract for any reason whatsoever shall not be interpreted as a waiver by either Party of its rights acquired prior to the effective date of the termination or, if applicable, the relinquishment, which have not been fulfilled by such effective date. It is equally understood that the termination of the Contract pursuant to this article shall not be interpreted as discharging either Party of its obligations that have not been fulfilled as of the effective date of the termination.

28.13                     The termination of the rights and obligations of any Party to this Contract as a result of any act, omission or circumstance affecting one entity comprising the CONTRACTOR shall not constitute termination of the right and obligations hereunder of the remaining CONTRACTOR Parties who shall be entitled, if they so elect and without prejudice to the terms of the Participation Agreement, to receive the participating interest of such entity in proportion to their respective participating interests.

ARTICLE 29   STABILISATION CLAUSE

29.1                          In the event of a change in the provisions of Title VI of the Petroleum Code, or more generally of any of the provisions of the Petroleum Legislation and of the provisions of the texts to which the Petroleum Code refers for the application of the said Title VI, or of the annual finance law, which take place after the Effective Date and which would affect in a significant manner the economic or tax equilibrium of this Contract to the detriment of the CONTRACTOR, the CONTRACTOR may, within two (2) months from the written notification to CONTRACTOR of the legislative or regulatory measure in question, send to the Minister in charge of hydrocarbons written notification stating that the legislative or regulatory change in question would have a significant detrimental effect on CONTRACTOR’s economic and/or tax equilibrium as guaranteed pursuant to Article 9.2.2.1 of this Contract. Said notification shall also set forth the CONTRACTOR’s justifications.

29.2                           For purposes of the preceding paragraph, a “significant” modification is that which has the effect of reducing the CONTRACTOR’s economic benefits resulting from this Contract.

29.3                           Within a two (2) month period starting from receipt of the CONTRACTOR’s notice referred to in Article 29.1 above, the Minister in charge of hydrocarbons may either:

29.3.1                  Accept in writing the reasons of the CONTRACTOR and make arrangements so that the legislative or regulatory provision in question no longer applies to the CONTRACTOR nor to any entity comprising CONTRACTOR; or

29.3.2                  Reject in writing the CONTRACTOR’s justifications.

If the Minister in charge of hydrocarbons does not respond to the notice referred to in Article 29.1 above within the given time frame, the remedy under Article 29.3.1 above shall be deemed to apply.

29.4                           If the Minister in charge of hydrocarbons cannot make arrangements as provided for in Article 29.3.1 above, the Parties shall endeavor to make such readjustments to the Contract as to reestablish the economic or fiscal equilibrium of the Contract as it had been agreed to on the Effective Date, taking into account the new legislative or regulatory provision referred to in the notice.

The Parties shall make their best efforts to agree upon revisions to be made to the Contract within ninety (90) Days as from the notification of the rejection of the above-mentioned request by the CONTRACTOR.

The revisions to be made to the Contract may not in any event diminish the rights or increase the obligations of the CONTRACTOR as had been agreed to as of the Effective Date.

29.5                           If agreement cannot be reached between the Parties within the time frame provided in Article 29.4 above, the dispute may be submitted by either Party to the arbitration procedure as provided for in Article 27 of this Contract.

29.6                           The submission of written notice referred to in Article 29.1 above shall cause the suspension of the measure until the decision of the Minister in charge of hydrocarbons and, in the case of rejection, until the end of the time period provided for in Article 29.4 above, or, pursuant to Article 29.5 above, until the end of the proceedings set forth in Articles 27.3 or 27.11 above.

ARTICLE 30   NOTICES

30.1                           All notices concerning this Contract shall be in writing and delivered in person or by express courier or by any means of transmission, either electronic or communication in writing, which makes it possible to confirm that the transmission took place, and shall be sent to the Parties at the following addresses:

STATE :	The REPUBLIC OF CAMEROON
C/O NATIONAL HYDROCARBONS CORPORATION

B.P. 955
YAOUNDE - CAMEROON
For the attention of Mr. Adolphe MOUDIKI
Executive-General Manager
TEL: (237) 220 19 10 / 220 98 64
FAX : (237) 220 98 69 / 220 46 51

CONTRACTOR :	KOSMOS ENERGY CAMEROON HC
c/o Kosmos Energy LLC
8401 North Central Expressway, Suite 280
Dallas, Texas 75225
UNITED STATES OF AMERICA
To the attention of Mr. W. Greg Dunlevy
Chief Financial Officer
TEL: (214)363 0700
FAX: (214)363 9024

30.2                           Any written notice given under the provisions of this Contract shall be deemed to have been received as of the time of its transmission, if by electronic means, and at the time when it is actually delivered to the addressee in other cases. A Party’s obligation to respond to the notice shall commence as of the Day when the notice is deemed received.

30.3                           Either Party has the right to change the address where it wishes to receive any notice and communication, not later than five (5) working Days prior to the effective date of the change of address.

ARTICLE 31   CONTRACT DOCUMENTS AND LANGUAGES OF THE CONTRACT

31.1                           This Contract consists of this document and its Annexes.

31.2                           This Contract may not be modified except by written agreement of the Parties.

31.3                           This Contract shall be drawn up in English and French. Three (3) originals shall each be signed by the signatories to this Contract. Both versions of the Contract shall be equally binding.

Done in Yaoundé on November 20th, 2006 in three (3) originals in the English language and three (3) originals in the French language.

For the REPUBLIC OF CAMEROON,

The Minister of Industry, Mines and Technological Development

/s/ Charles Sale	[SEAL]
Charles SALE

The Executive General Manager of the National Hydrocarbons Corporation

/s/ Adolphe Moudiki	[SEAL]
Adolphe MOUDIKI

For the CONTRACTOR,

KOSMOS ENERGY CAMEROON HC

The Chairman and Chief Executive Officer

/s/ James C. Musselman
James C. Musselman

ANNEX A

TO THE NDIAN RIVER PRODUCTION SHARING CONTRACT

Cameroon/Nigeria boundary
(ICJ Oct. 2002 ruling)
NDIAN RIVER
(2510 Km²)
460000.0
8°40'E
480000.0
8°50'E
500000.0
9°00'E
520000.0
9°10'E
560000.0
5°00'N
540000.0
4°45'N
520000.0
500000.0
4°30'N
480000.0
4°15'N
460000.0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
UTM Zone: 32 Nord
Datum: WGS84 - Ellipsoid: WGS84
False Easting: 500 000 - Central Meridian 9° East
SNH
NDian River Block

GEOGRAPHIC AND UTM COORDINATES
THE CONTRACT AREA

Points	X (in meters)	Y (in meters) Latitude	Longitude
1	466750,00	552056,00 4 59’ 39.9” N	8 42’ 0.2” E
2	517500,00	508700,00 4 36’8.1” N	9 9’ 28.0” E
3	512233,58	487175,99 4 24’27.1390” N	9 6’ 36.9502”
4	494386,00	468356,00 4 14’ 14.2” N	8 56’ 57.9” E
5	497803,00	454185,00 4 6’32.7” N	8 58’ 48.7” E
6	490000,00	454500,00 4 6’ 42.9” N	8 54’ 35.6” E
7	490000,00	470000,00 4 15’7.8” N	8 54’ 35.6” E
8	487000,00	470000,00 4 15’7.7” N	8 52’ 58.3” E
9	487000,00	474662,00 4 17’39.6” N	8 52’ 58.2” E
10	485081,00	474662,00 4 17’39.6” N	8 51’ 56.0” E
11	482800,00	485746,00 4 23’ 40.5” N	8 50’ 41.9” E
12	482800,00	499500,00 4 31’ 8.5” N	8 50’ 41.8” E
13	483000,36	505487,45 4 34’ 23.5” N	8 50’ 48.3” E
14	457163,21	532360,84 4 48’ 58.3634” N	8 36’ 49.2644

Our References:

UTM Zone	32N
Datum	WGS 1984
Ellipsoïd	WGS 1984
Central Meridian	9 degrees East